Exhibit 2.1

Execution Copy

ASSET PURCHASE AGREEMENT

BY AND AMONG

SEQUA CAN MACHINERY, INC.

SEQUA CAN MACHINERY, LIMITED,

SEQUA CORPORATION

AND

STOLLE MACHINERY COMPANY, LLC

November 4, 2004

TABLE OF CONTENTS

1.	Definitions		1

2.	Basic Transaction		16
	(a)	Purchase and Sale of Acquired Assets	16
	(b)	Lease of Rutherford Property	16
	(c)	Assumption of Liabilities	16
	(d)	Purchase Price	16
	(e)	The Closing	16
	(f)	Deliveries at the Closing	17
	(g)	Preparation of Closing Statement	17
	(h)	Adjustment to Purchase Price	19
	(i)	Allocation	20
	(j)	Currency Conversion	20

3.	Representations and Warranties of Sequa Can		20
	(a)	Organization of Sequa Can	21
	(b)	Authorization of Transaction	21
	(c)	Noncontravention	21
	(d)	Brokers' Fees	22
	(e)	Title to Acquired Assets	22
	(f)	Subsidiaries	22
	(g)	Financial Statements	23
	(h)	Events Subsequent to December 31, 2003	24
	(i)	Legal Compliance	27
	(j)	Tax Matters	27
	(k)	Real Property	28
	(l)	Intellectual Property	33
	(m)	Tangible Assets	37
	(n)	Contracts	37
	(o)	Powers of Attorney	39
	(p)	Insurance	39
	(q)	Litigation	40
	(r)	Product Warranty Obligations	41
	(s)	Employees	41
	(t)	Employee Benefits	42
	(u)	Guaranties	44
	(v)	Environmental, Health, and Safety Matters	44
	(x)	Backup Documents	47
	(y)	Disclosure	47

4.	Representations and Warranties of Stolle		47
	(a)	Organization of Stolle	47
	(b)	Authorization of Transaction	47
	(c)	Noncontravention	48

	(d)	Brokers' Fees	48

5.	Post-Closing Covenants		48
	(a)	General	48
	(b)	Litigation Support	48
	(c)	Transition	49
	(d)	Confidentiality	49
	(e)	Non-Complete and Non-Solicitation	50
	(f)	Right and Responsibility for Taxes	51
	(g)	Stolle's Insurance Obligation	54
	(h)	Further Conveyances and Assurances	55
	(i)	Further Consents to Assignment	56
	(j)	Access	57
	(k)	Use of Trademark and Trade Names	57
	(l)	Administration of Accounts	58
	(m)	CADE Approval, Competition Law Filings and Consents	58
	(n)	UK Transition Matters	59
	(o)	Petty Cash	59
	(p)	American Express Cards	59

6.	Deliveries at Closing		59
	(a)	Obligations of Stole	59
	(b)	Obligations of Sequa and Sequa Can	61

7.	Employees		61
	(a)	Employees From and After Closing	61
	(b)	401(k) Plans	64
	(c)	Welfare Benefits	65
	(d)	Stock Options and Restricted Stock	67
	(e)	Exposure to Hazardous Materials	67
	(f)	Sequa Can Subsidiaries' Employees	67

8.	Remedies for Breaches of This Agreement		67
	(a)	Survival of Representations and Warranties	67
	(b)	Indemnification Provisions for Benefit of Stolle	68
	(c)	Indemnification Provisions for Benefit of Sequa and Sequa Can	70
	(d)	Matters Involving Third Parties	70
	(e)	Characterization of Indemnification Payments	72
	(f)	Other Indemnification Provisions	72
	(g)	Indemnification Limitation on Real Property	72
	(h)	Indemnification Based upon Net Damage	72
	(i)	Knowledge Defense	73

i

9.	Miscellaneous		73
	(a)	Press Releases and Public Announcements	73
	(b)	No Third-Party Beneficiaries	73
	(c)	Entire Agreement	73
	(d)	Succession and Assignment	73
	(e)	Counterparts	74
	(f)	Headings	74
	(g)	Notices	74
	(h)	Governing Law	75
	(i)	Consent to Jurisdiction	75
	(j)	Amendments and Waivers	76
	(k)	Severability	76
	(l)	Expenses	76
	(m)	Construction	76
	(n)	Incorporation of Exhibits and Schedules	77
	(o)	Specific Performance	77
	(p)	Disclaimers	77

ii

EXHIBITS:

Exhibit A	Sequa Can's Knowledge

Exhibit B	Stolle's Knowledge

Exhibit C	Rutherford Lease

Exhibit D	Assignment and Assumption of Assumed Liabilities

Exhibit E	Accounting Instructions

Exhibit F	Allocation of Purchase Price

Exhibit G-1	Stolle Insurance Coverage

Exhibit G-2	Sequa Insurance Coverage

Exhibit H	Authorizations and Consents

Exhibits I-1 through I0	Transfer and Other Agreements

I-1 Warranty Deed
I-2 Assignment and Assumption (Real Property Leases)
I-3 Assignment and Assumption (Personal Property Leases)
I-4 Bill of Sale
I-5 Resale Tax Exemption Certificates
I-6 Assignment of Patents and Patent Applications
I-7 Assignment of Trademarks and Trademark Registrations
I-8 7th Amendment to Sequa Brazil's Articles of Association
I-9 Assignment and Assumption (Trade Secret Agreements)
I-10 Assignment and Assumption (Sales Backlog, Purchase Orders, Bids and Quotes)

Exhibit J	Opinion of Counsel to Sequa Can

Exhibit K	Resignations of Sequa Can Officers and Directors and Certain Officers and Directors of the Sequa Can Subsidiaries

Exhibit L	Lease Consents

Exhibit M	Title Insurance Policies
Exhibits O-1 through O-4	Forms of Trade Secret Agreements

Exhibit P	Opinion of Counsel to Stolle

Exhibit Q-1 through Q-2	Terminations and Releases
Q-1 Gus Reall
Q-2 Bob Mayone

Exhibit R	Collateral Assignment

Exhibit S-1	Trade Secret Agreement

Exhibit S-2	Non-Union Transferring Employees Signing Trade Secret Agreement

Disclosure Schedules and Exceptions to Sequa Can's Representations and Warranties
Preface to Disclosure Schedule
Schedule 1(a)	Tangible Personal Property
Schedule 1(aa)	Lockboxes
Schedule 1(b)	Additional Excluded Assets
Schedule 1(bb)	Additional Assumed Liabilities
Schedule 1(c)	Retained Insurance Policies
Schedule 3(a)	Organization
Schedule 3(b)	Authorization
Schedule 3(c)	Agreements Requiring Consents
Schedule 3(c)(1)	Non-Contravention
Schedule 3(d)	Brokers' Fees
Schedule 3(e)	Title to Acquired Assets
Schedule 3(f)	Subsidiaries
Schedule 3(f)(1)	Minute Books
Schedule 3(f)(2)	Complete Status Certificate
Schedule 3(g)	Exceptions to Financial Statements
Schedule 3(h)	Events Subsequent to December 31, 2003
Schedule 3(i)	Legal Compliance
Schedule 3(j)	Tax Matters
Schedule 3(k)	Material Real Property Permits and Encumbrance Documents
Schedule 3(k)(i)	Owned Real Property: Description and Address
Schedule 3(k)(i)(B)	Owned Real Property: Parties in Possession
Schedule 3(k)(ii)	Leased Real Property
Schedule 3(l)	Intellectual Property: General Disclosures
Schedule 3(l)(ii)	Intellectual Property: Infringement of Third Party Matters
Schedule 3(l)(iii)	Patents and Trademarks
Schedule 3(l)(iii)-1	Intellectual Property: Unregistered Trademarks, Style Marks, Service Marks and Tradenames
Schedule 3(l)(iv)	Intellectual Property: Third Party Licenses
Schedule 3(m)	Condition of Tangible Assets
Schedule 3(n)	Contracts
Schedule 3(o)	Powers of Attorney
Schedule 3(p)	Insurance
Schedule 3(q)	Litigation
Schedule 3(r)	Product Warranty Obligations: Standard Terms and Conditions
Schedule 3(r)(i)	Product Warranty Obligations: Open Warranty Claims
Schedule 3(r)(ii)	Product Warranty: Other Warranty Claims
Schedule 3(s)	Employees
Schedule 3(s)(i)	Signatories to Trade Secret Agreements
Schedule 3(s)(ii)	Sequa Brazil Contractors
Schedule 3(t)	Employee Benefits
Schedule 3(v)	Environmental and Safety Permits
Schedule 3(w)(iii)	BACEN Registrations
Schedule 5(n)	UK Transitional Services
Schedule 5(p)	Transferring Employees with American Express Cards
Schedule 7(a)(i)	Active Employees
Schedule 7(a)(ii)	Non-Active Employees
Schedule 7(a)(vi)	Non-Transferring Employee Liability
Schedule 7(a)(xi)	Severance

Purchaser Disclosure Schedules and Exceptions to Stolle's Representations and Warranties

Schedule 4(a)	Organization of Stolle
Schedule 4(b)	Authorization
Schedule 4(c)	Non-Contravention
Schedule 4(d)	Broker's Fee

ASSET PURCHASE AGREEMENT

Asset Purchase Agreement ("Agreement") entered into this 4 day of November, 2004, by and among Stolle Machinery Company, LLC, a Delaware limited liability company ("Stolle"), Sequa Can Machinery, Inc., an Ohio corporation ("Sequa Can"), Sequa Can Machinery, Limited., a corporation organized under the laws of the United Kingdom ("Sequa Can UK"), and Sequa Corporation, a Delaware Corporation ("Sequa"). Each of Stolle, Sequa Can, Sequa Can UK and Sequa are sometimes referred to herein as a "Party" and collectively as the "Parties."

This Agreement contemplates a transaction in which Stolle will purchase certain of the assets and assume certain of the liabilities and obligations of Sequa Can, Sequa Can UK and Sequa relating to Sequa Can in return for cash.

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1. Definitions.

"Accounting Instructions" has the meaning set forth in Section 2(g) below.

"Accounts Payable" means trade and other accounts payable of Sequa Can or the Sequa Can Subsidiaries arising out of the Business.

"Accrued Expenses" means the accrued expenses of Sequa Can and the Sequa Can Subsidiaries arising out of the Business.

"Acquired Assets" means all right, title, and interest in and to those assets of Sequa Can, Sequa Can UK and the assets and properties to be retained by Sequa Brazil as follows: (a) Owned Real Property (other than the Rutherford Property and Joshua Property) and Leased Real Property, (b) tangible personal property (such as machinery, equipment, furniture, automobiles, trucks, tractors, trailers, tools, jigs, and dies), including, but not limited to, those items listed in Section 1(a) of the Disclosure Schedule, (c) all inventories of raw materials and supplies, manufactured and purchased parts and components, goods in process and finished goods ("Inventories"), (d) Intellectual Property, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies (if and to the extent such exist in favor of Sequa Can and the Sequa Can Subsidiaries) against infringements thereof, and rights to protection of interests (if and to the extent such exist in favor of Sequa Can and the Sequa Can Subsidiaries) therein under the laws of all jurisdictions, (e) personal property leases, subleases, and rights thereunder, (f) agreements, contracts, instruments, Security Interests, guaranties, other similar arrangements, and rights thereunder, (g) trade accounts and notes receivable and employee receivables ("Receivables"), (h) prepaid expenses, advance payments, deposits and similar assets of Sequa Can and the Sequa Can Subsidiaries ("Prepaids") (i) all of the outstanding quotas or other equity interests in Sequa Brazil (i,e, 5,489,271 quotas held by Sequa Can, and 4,879,187 quotas held by Sequa in the Sequa Brazil's corporate capital, according to the 6th and last Amendment to the Articles of Incorporation of such company executed on September 13, 2004, which were registered with the São Paulo Board of Trade under No. 416.083/04-3 on September 21, 2004), (j) claims, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment but only to the extent relating to the Acquired Assets and only to the extent such are available to Sequa Can and the Sequa Can Subsidiaries as of the Closing (excluding any such item relating to a credit or receivable for payment of Taxes except to the extent included in the Closing Statement), (k) franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies, but only to the extent transferable and relating to the Acquired Assets, (l) books, records, ledgers, files, documents, correspondence, lists, plats, architectural plans, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials relating to the Acquired Assets, (m) Cash held by, and bank accounts and lockboxes maintained by, Sequa Brazil ("Brazil Cash"), (n) the two (2) lockboxes more particularly identified in Section 1(aa) of the Disclosure Schedule maintained by Sequa Can, (o) petty cash of Sequa Can on hand in Rutherford, New Jersey, Canton, Ohio and Dayton, Ohio, which, as of the Closing Date, is approximately Ten Thousand Dollars ($10,000) (the 'Petty Cash"), and (p) all assets reflected in the Closing Statement; provided, however, that the Acquired Assets shall not include the Excluded Assets. In regard to the assets owned by Sequa Brazil, they shall, as of Closing, remain under the ownership of Sequa Brazil unless any such assets are identified as being within the Excluded Assets

"Active Employees" has the meaning set forth in Section 7(a)(i) below.

"Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, actual damages (including diminution in value), dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, liens, losses, reasonable expenses and fees, including court costs and reasonable attorneys' fees and expenses, but excluding incidental, indirect, consequential, punitive and exemplary damages, except to the extent any of the foregoing are included in a Third Party Claim and not raised or asserted by any of the Parties.

"Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

"Affiliated Group" means any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local, or foreign law.

"Applicable Rate" means the corporate base rate of interest publicly announced from time to time by Bank of America plus one and one-half percent (1.5%) per annum.

"Assigned Contracts" means the contracts, licenses, sublicenses, real and personal property leases, agreements and commitments relating to the Business and included in the Acquired Assets, including the Purchase and Sales Orders.

"Assumed Liabilities" means (a) all Accounts Payable, Accrued Expenses and Taxes of Sequa Can and the Sequa Can Subsidiaries set forth on the Closing Statement, (b) any and all Liabilities arising out of or in connection with any claim, litigation or proceeding that arises out of or is in connection with Stolle's actions or omissions in the operation of the Business and/or the Acquired Assets and Sequa Brazil after the Closing, including Continuing Liabilities, (c) any and all Liabilities for Stolle's and Sequa Brazil's actions or omissions after the Closing resulting in violations of Environmental, Health and Safety Requirements (whether now or hereafter in existence), including Continuing Liabilities, (d) any and all Liabilities for conditions created by Stolle or Sequa Brazil after the Closing , (e) any and all Liabilities with respect to criminal and civil fines and penalties arising out of or in connection with Stolle's or Sequa Brazil's actions or omissions after the Closing, including Continuing Liabilities, (f) any and all Liabilities of Sequa Can and the Sequa Can Subsidiaries under the agreements, contracts, leases, licenses, and other arrangements referred to in the definition of Acquired Assets and Assigned Contracts (other than Liabilities arising as a result of breach of such agreements, contracts, leases, licenses, and other arrangements occurring prior to the Closing) including those (i) to furnish goods, services, and other non-Cash benefits to another party after the Closing or (ii) to pay for goods, services, and other non-Cash benefits that another party will furnish to it after the Closing, (g) any and all other Liabilities of Sequa Can and the Sequa Can Subsidiaries listed in Section 1(bb) of the Disclosure Schedule, (h) any and all Liabilities arising out of Stolle's undertakings and obligations for which Stolle is responsible under Section 7 hereof, (i) any and all Liabilities of Sequa Can and the Sequa Can Subsidiaries with respect to claims asserted after the Closing which seek monetary relief in the form of return, replacement or repair of products manufactured, assembled and/or serviced by or on behalf of Sequa Can or the Sequa Can Subsidiaries and sold by or on behalf of Sequa Can or the Sequa Can Subsidiaries or a representative, agent or distributor of Sequa Can or the Sequa Can Subsidiaries prior to the Closing and which are asserted after the Closing pursuant to product warranties extended by Sequa Can or the Sequa Can Subsidiaries, or product warranties implied by law, (j) any and all Liabilities of Sequa Can or the Sequa Can Subsidiaries arising out of, or resulting from, or relating to claims made after the Closing, whether founded upon negligence, breach of warranty, strict liability in tort, or other similar legal theory, seeking compensation or recovery for or relating to injury to person or damage to property occurring after the Closing and relating to products manufactured, assembled, serviced, sold and/or delivered by Sequa Can or the Sequa Can Subsidiaries prior to the Closing , as well as Inventories included within the Acquired Assets all of which shall be the responsibility and liability of Stolle, (k) any and all Liabilities of Stolle, Sequa, Sequa Can and the Sequa Can Subsidiaries arising from or relating to any inquiry, investigation, claim, allegation or determination that the execution and delivery of this Agreement and/or the Other Agreements and/or the consummation of the transactions contemplated in this Agreement and the Other Agreements violate any state, federal or foreign antitrust or similar law, rule or regulation, except for (x) Sequa, Sequa Can and the Sequa Can Subsidiaries' (other than Sequa Brazil) legal fees and associated costs incurred investigating and defending any such inquiry, investigation, claim, allegation or determination and (y) any penalties imposed upon Sequa, Sequa Can or the Sequa Can Subsidiaries (other than Sequa Brazil) related solely to or arising solely from any failure of Sequa, Sequa Can and/or the Sequa Can Subsidiaries (other than Sequa Brazil) to comply with pre-merger regulatory requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or similar applicable foreign laws, rules or regulations; provided, however, no offset, credit against or reduction to the Purchase Price shall be made or granted on account of Stolle's payment, performance and/or discharge of the Assumed Liabilities.

"August 31, 2004 Balance Sheet" means the balance sheet contained within the August 31, 2004 Financial Statements.

"August 31, 2004 Financial Statements" has the meaning set forth in Section 3(g) below.

"August 31, 2004 Month End" has the meaning set forth in Section 3(g) below.

"Baseline Working Capital" means the amount of Nineteen Million Six Hundred Sixty Thousand Dollars ($19,660,000) as mutually agreed upon by the Parties.

"Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

"Brazil Cash" has the meaning set forth in Section 1 under Acquired Assets above.

"Business" means the business carried on by Sequa Can and the Sequa Can Subsidiaries prior to the Closing Date comprised of the manufacture, distribution, sale and supply of can body makers, can body decorators, shell press equipment, can end lining equipment, rigid food packaging equipment and spare parts, and services related to the design, installation and maintenance of such equipment, conducted at Sequa Can's facilities located in East Rutherford, New Jersey, Huntington Beach, California, Canton, Ohio, Dayton, Ohio, Brookville, Ohio, Sao Paulo, Brazil, Indaiatuba, Brazil, Hortolandia, Brazil and the United Kingdom, and all business activities incidental thereto.

"CADE" has the meaning set forth in Section 5(m) below.

"Cash" means cash and cash equivalents (including marketable securities and short term investments).

"Closing" has the meaning set forth in Section 2(e) below.

"Closing Date" has the meaning set forth in Section 2(e) below and is the date this Agreement is being executed and delivered by the Parties.

"Closing Date Net Working Capital" means an amount, which may be positive or negative, equal to the sum of (A) Receivables, Inventories, Prepaids and Brazil Cash included in the Acquired Assets, less the sum of (B) Accounts Payable, Accrued Expenses and Taxes included in the Assumed Liabilities, in each case determined as of the Closing.

"Closing Statement" has the meaning set forth in Section 2(g)(ii) below.

"COBRA" means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B and of any similar state law.

"Code" means the Internal Revenue Code of 1986, as amended.

"Competitive Business" has the meaning set forth Section 5(e)(i) below.

"Confidential Information" means any information concerning the businesses and affairs of the Business that is not already generally available to the public.

"Continuing Liabilities" means Liabilities arising out of or in connection with any claim, litigation or proceeding that arises out of or is in connection with actions or omissions by Stolle or Sequa Brazil that are a continuation of an action or omission of Sequa Can or the Sequa Can Subsidiaries occurring prior to the Closing, but only to the extent such continuation occurs or continues after the Closing; provided, however, the foregoing shall not modify or limit Stolle's right to indemnification pursuant to Section 8 below in the event of any breach by Sequa Can of any of the representations and warranties set forth in Section 3 below.

"Disclosure Schedule" has the meaning set forth in Section 3 below.

"Effective Employment Date" has the meaning set forth in Section 7 below.

"Employee Benefit Plan" means any "employee benefit plan" (as such term is defined in ERISA Section 3(3)) and any other employee benefit plan, program or arrangement of any kind.

"Employee Pension Benefit Plan" has the meaning set forth in ERISA Section 3(2).

"Employee Welfare Benefit Plan" has the meaning set forth in ERISA Section 3(1).

"Encumbrance Documents" has the meaning set forth in Section 3(k) below.

"Environmental, Health, and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as now in effect provided the foregoing shall specifically exclude changes in any of such federal, state, local and foreign statutes, regulations, ordinances and other provisions from and after the Closing Date.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"Estimated Net Working Capital" means the estimate mutually agreed upon by the Parties of the amount, which may be positive or negative, equal to the sum of (A) Receivables, Inventories, Prepaids and Brazil Cash included in the Acquired Assets, less the sum of (B) Accounts Payable, Accrued Expenses and Taxes included in the Assumed Liabilities, in each case determined as of September 30, 2004.

"Estoppel Certificates" has the meaning set forth in Section 6(a) below.

"Excluded Assets" means assets of Sequa Can, the Sequa Can Subsidiaries and Sequa, whether or not relating to the Business as follows:

    all Cash (other than the Brazil Cash and the Petty Cash);

    all bank accounts and lockboxes (other than the two (2) lockboxes identified in Section 1(aa) of the Disclosure Schedule) maintained by or on behalf of Sequa and Sequa Can and Sequa Can UK in the United States and the United Kingdom and elsewhere other than Brazil;

    all of the issued and outstanding shares of capital stock of Sequa Can and Sequa Can UK;

    except as otherwise provided in 5(k) below, the name and trademark "Sequa" and related trademarks, corporate names and trade names incorporating "Sequa" or any name or mark confusingly similar thereto and the stylized "Sequa" logo, which are used by Sequa Can as part of any trademark or trade name;

    those assets, if any, whether or not used or held for use in connection with the conduct of the Business, as agreed upon by Stolle and Sequa Can, and listed in Section 1(b) of the Disclosure Schedule;

    all rights with respect to corporate and other services provided to Sequa Can or the Sequa Can Subsidiaries by or on behalf of Sequa before the Closing, including those arising out of master programs of Sequa, all as more particularly described in Section 1(c) of the Disclosure Schedule;

    except as expressly provided in Section 5(g) below, all of Sequa's, Sequa Can's, the Sequa Can Subsidiaries' and their respective Affiliates' rights incident, directly or indirectly, to casualty, liability, workers' compensation and other insurance policies and programs, loss funds, including those set forth in Section 1(c) of the Disclosure Schedule ("Retained Insurance Policies") and all claims, awards or rights, including rights of recovery, under any such insurance policies, including refunds of insurance premiums and proceeds thereof and any prepaid insurance policies;

    in accordance with Section 7 below, all assets, properties and rights associated with those employee benefit plans and programs described in Section 3(t) of the Disclosure Schedule;

    the Rutherford Property and Joshua Property;

    except to the extent set forth on the Closing Statement, all Tax refunds and claims relating to Taxes paid by or on behalf of Sequa, Sequa Can or the Sequa Can Subsidiaries;

    (A) Sequa's, Sequa Can's and Sequa UK's Tax Returns and Tax records and (B) all other books, records, manuals and other materials that (1) are maintained or held for use in connection with or otherwise relate to any Excluded Liability or Excluded Assets or (2)(x) were prepared in connection with the sale of the Acquired Assets, (y) represent the personnel files of any employee that is not a Transferring Employee, or (z) are accounting records that do not relate exclusively to the Business; provided, however, that Stolle shall be entitled to receive copies of any such materials as it reasonably deems necessary for its Tax, accounting, personnel or legal purposes;

    the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of Sequa Can and Sequa Can UK as a legal entity;

    all accounts receivable due Sequa Can or the Sequa Can Subsidiaries from Sequa or its Affiliates or from Sequa Can to the Sequa Can Subsidiaries (other than Sequa Brazil);

    all deferred Tax items related to Sequa Can and the Sequa Can Subsidiaries; and

    any asset of any Employee Benefit Plan maintained or contributed to by Sequa Can or the Sequa Can Subsidiaries, whether or not listed in Section 3(t) of the Disclosure Schedule.

"Excluded Liabilities" means all Liabilities and obligations of Sequa, Sequa Can or the Sequa Can Subsidiaries other than the Assumed Liabilities, which for the avoidance of doubt includes (i) any Liability to the extent associated with the Excluded Assets and the business and operations (other than matters covered by item (i) in the definition of Assumed Liabilities) conducted at facilities no longer used by Sequa Can or the Sequa Can Subsidiaries; (ii) except to the extent included in the Closing Statement, any Liability of Sequa Can or the Sequa Can Subsidiaries for Taxes, (iii) any Liability of Sequa Can or the Sequa Can Subsidiaries for the unpaid Taxes of any Person (other than any of Sequa Can and Sequa Can Subsidiaries) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise, (iv) except to the extent included in the Closing Statement, any Liability or obligation of Sequa Can or the Sequa Can Subsidiaries under any Employee Benefit Plan, whether or not listed in Section 3(t) of the Disclosure Schedule, (v) any obligation of Sequa Can or the Sequa Can Subsidiaries to indemnify any Person by reason of the fact that such Person was a director, officer, employee, or agent of any of Sequa Can and Sequa Can Subsidiaries or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement, or otherwise), (vi) except to the extent included in the Closing Statement and as otherwise provided under Section 7 hereof, any Liability of Sequa or Sequa Can arising out of the Key Management Employment Agreements, (vii) any and all Liabilities arising out of Sequa Can's undertakings and obligations for which Sequa Can is responsible under Section 7 hereof, (viii) any Liability of Sequa or Sequa Can for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, (ix) any and all Liabilities of Sequa, Sequa Can and the Sequa Can Subsidiaries and their respective Affiliates and predecessors for their respective actions or omissions prior to the Closing resulting in violations of or other liability under Environmental, Health and Safety Requirements, (x) any Liability or obligation of Sequa Can or Sequa Can UK under this Agreement or under any of the Other Agreements entered into on the date of this Agreement, (xi) Sequa, Sequa Can and the Sequa Can Subsidiaries' (other than Sequa Brazil) legal fees and associated costs incurred investigating and defending any inquiry, investigation, claim, allegation or determination that the execution and delivery of this Agreement and/or the Other Agreements and/or the consummation of the transactions contemplated in this Agreement and the Other Agreements violate any state, federal or foreign antitrust or similar law, rule or regulation, and (xii) any penalties imposed upon Sequa, Sequa Can or the Sequa Can Subsidiaries (other than Sequa Brazil) related solely to or arising solely from any failure of Sequa, Sequa Can and/or the Sequa Can Subsidiaries to comply with pre-merger regulatory requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or similar applicable foreign laws, rules or regulations.

"Financial Statements" has the meaning set forth in Section 3(g) below.

"FIRPTA Affidavit" has the meaning set forth in Section 6(a) below.

"FMLA Act" has the meaning set forth in Section 7(a)(i) below.

"GAAP" means United States generally accepted accounting principles as in effect from time to time.

"Improvements" has the meaning set forth in Section 3(k) below.

"Indemnified Party" has the meaning set forth in Section 7(d)(i) below.

"Indemnifying Party" has the meaning set forth in Section 7(d)(i) below.

"Independent Accounting Firm" means PriceWaterhouseCoopers; provided that if such accounting firm declines to accept such engagement, any dispute to be submitted to the Independent Accounting Firm will be instead submitted to the American Arbitration Association located in New York, New York.

"Intellectual Property" means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including source code, executable code, data, databases and related documentation), (g) all advertising and promotional materials, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium).

"Inventories" has the meaning set forth in Section 1 under Acquired Assets above.

"Joshua Property" means the land and all buildings, structures and improvements thereon located in Joshua, Texas that is owned by Sequa Can and which was previously used in the Business.

"Lease Consents" has the meaning set forth in Section 6(a) below.

"Leased Real Property" means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by any of Sequa Can or the Sequa Can Subsidiaries.

"Leases" means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which any of Sequa Can or the Sequa Can Subsidiaries holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of any of Sequa Can or the Sequa Can Subsidiaries thereunder.

"Legal Dispute" has the meaning set forth in Section 9(i) below.

"Liability" means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

"Non-Active Employees" has the meaning set forth in Section 7(a)(ii) below.

"Non-Disturbance Agreements" has the meaning set forth in Section 6(a) below.

"Non-Transferring Employee" has the meaning set forth in Section 7(a)(vi) below.

"Non-Union Active Employees" has the meaning set forth in Section 7(a)(vi) below.

"Ordinary Course of Business" means the ordinary course of Business consistent with past custom and practice (including with respect to quantity and frequency).

"Other Agreements" means the other documents, instruments and agreements referred to in this Agreement which have been executed and delivered on the Closing Date.

"Owned Real Property" means all land, together with all buildings, structures, improvements and fixtures located thereon, including all electrical, mechanical, plumbing and other building systems, fire protection, security and surveillance systems, telecommunications, computer, wiring and cable installations; utility installations, water distribution systems, and landscaping, together with all easements and other rights and interests appurtenant thereto (including air, oil, gas, mineral and water rights, if any, owned by any of Sequa Can or the Sequa Can Subsidiaries), but which for purposes of this Agreement, shall specifically exclude the Rutherford Property and Joshua Property.

"Party" and "Parties" have the meaning set forth in the preface above.

"Permitted Encumbrances" means with respect to each parcel of Real Property: (a) liens for real estate taxes, assessments and other governmental levies, fees or charges imposed with respect to such Owned Real Property which are not due and payable as of the Closing Date and have been accrued for on the Closing Statement; (b) mechanics liens and similar liens for labor, materials or supplies provided with respect to such Owned Real Property incurred in the Ordinary Course of Business for amounts which are not due and payable and which are to be accrued for on the Closing Statement; (c) zoning, building codes and other land use laws regulating the use or occupancy of such Owned Real Property or the activities conducted thereon which are imposed by any governmental authority having jurisdiction over such Owned Real Property; and (d) easements, covenants, conditions, restrictions and other similar matters of record affecting title to such Owned Real Property which are not presently impairing the use or occupancy of such Owned Real Property in the operation of Sequa Can's and the Sequa Can Subsidiaries' business as currently conducted thereon.

"Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

"Prepaids" has the meaning set forth in Section 1 under Acquired Assets above.

"Prohibited Transaction" has the meaning set forth in ERISA Section 406 and Code Section 4975.

"Purchase and Sales Orders" means all open purchase and sales orders, bids, proposals and quotations, customer orders, supplier orders of Sequa Can or the Sequa Can Subsidiaries which are in effect as of the Closing and which arose out of the Business.

"Purchase Price" has the meaning set forth in Section 2(d) below.

"Purchase Price Adjustment" has the meaning set forth in Section 2(h) below.

"Real Estate Impositions" has the meaning set forth in Section 3(k) below.

"Real Property" has the meaning set forth in Section 3(k) below.

"Real Property Laws" has the meaning set forth in Section 3(k) below.

"Receivables" has the meaning set forth in this Section 1 under Acquired Assets above.

"Reportable Event" has the meaning set forth in ERISA Section 4043.

"Restricted Period" has the meaning set forth in Section 5(e)(i) below.

"Retained Insurance Policies" has the meaning set forth in this Section 1 under Excluded Assts above.

"Rutherford Lease" means the Lease of the Rutherford Property from Sequa Can to Stolle in the form of the attached Exhibit C.

"Rutherford Property" means the land and all buildings, structures and improvements thereon located in East Rutherford, New Jersey that is owned by Sequa and/or Sequa Can and used in the Business and which is to be leased by Sequa Can to Stolle following the Closing.

"Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

"Sequa" means Sequa Corporation, a Delaware corporation, and holder of one hundred percent (100%) of the outstanding capital stock of Sequa Can.

"Sequa 401(k) Plan" has the meaning set forth in Section 7(b)(ii).

"Sequa Brazil" means Sequa Can Machinery do Brasil Ltda., a Brazilian company.

"Sequa Brazil Contractors" has the meaning set forth in Section 3(s).

"Sequa Can" has the meaning set forth in the preface above.

"Sequa Can Subsidiaries" means Sequa Brazil and Sequa Can UK.

"Sequa Can UK" has the meaning set forth in the preface above.

"Sequa Can's Knowledge" means only the actual knowledge, after reasonable inquiry, of those of Sequa Can's, Sequa Can's Subsidiaries' and Sequa's officers and senior management employees listed on Exhibit A together with their titles, based upon a due diligence review and having obtained the due diligence certifications, both as described on Exhibit A.

"Stolle" has the meaning set forth in the preface above.

"Stolle 401(k) Plan" has the meaning set forth in Section 7(b)(i).

"Stolle's Knowledge" means only the actual knowledge, after reasonable inquiry, of Stolle's officers and senior management employees listed on Exhibit B.

"Subsidiary" means with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (a) 50% or more of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (b) such Person or any other Subsidiary of such Person is a general partner (excluding any such partnership where such Person or any Subsidiary of such party does not have 50% or more of the voting interest in such partnership). For purposes of this Agreement, Sequa Brazil shall be deemed to be a Subsidiary of Sequa Can.

"Tax" means, with respect to all periods prior to Closing, any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

"Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"Third Party Claim" has the meaning set forth in Section 7(d)(i) below.

"Trade Secret Agreement" has the meaning set forth in Section 3(s) below.

"Transferring Employee" has the meaning set forth in Section 7(a)(iii) below.

2. Basic Transaction.

(a) Purchase and Sale of Acquired Assets. On and subject to the terms and conditions of this Agreement, Stolle hereby purchases from Sequa, Sequa Can and Sequa Can UK all of the Acquired Assets, and Sequa, Sequa Can and Sequa Can UK hereby sell, transfer, convey, and deliver to Stolle all of the Acquired Assets at the Closing for the consideration specified below in this Section 2.

(b) Lease of Rutherford Property. On and subject to the terms and conditions of that certain Lease, a copy of which is attached as Exhibit C, Stolle is leasing the Rutherford Property from Sequa Can following the Closing.

(c) Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, and as additional consideration for the Acquired Assets, Stolle hereby assumes and agrees to timely pay, perform and discharge, as the case may be, and to become responsible for all of the Assumed Liabilities from and after the Closing. Stolle will not assume or have any responsibility, however, with respect to any Excluded Liability.

(d) Purchase Price. Stolle will pay to Sequa Can at the Closing an amount equal to (i) Thirty Six Million Dollars ($36,000,000), (ii)(A) plus the amount by which the Estimated Net Working Capital is greater than the Baseline Working Capital, or (B) minus the amount by which the Estimated Net Working Capital is less than the Baseline Working Capital, as the case may be (the "Purchase Price"), in cash by wire transfer of immediately available funds to an account which was specified by Sequa Can at least two (2) business days prior to Closing.

(e) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") is taking place at the offices of Katten Muchin Zavis Rosenman, in New York, NY on the date hereof (the "Closing Date") and shall be effective as of 5:00 p.m. Eastern Standard Time on the date hereof. The execution of the 7th Amendment to the Sequa Brazil's Articles of Incorporation by the relevant Parties, as provided in Section 2(f)(v) below shall take place at the offices of Madrona Hong Mazzuco e Kawamura - Sociedade de Advogados in São Paulo, at Avenida Brigadeiro Faria Lima, No. 1461, 12th floor, Torre Sul, in the same day and corresponding time in Brazil.

(f) Deliveries at the Closing. At the Closing, (i) Sequa Can is delivering to Stolle the various certificates, instruments, and documents referred to in Section 6(a) below; (ii) Stolle is delivering to Sequa Can the various certificates, instruments, and documents referred to in Section 6(b) below; (iii) Sequa Can and Sequa Can UK are executing and delivering to Stolle assignments (including real property, Intellectual Property and other transfer documents) in the forms attached hereto as Exhibits I-1 through I-7; (iv) Stolle is executing and delivering to Sequa Can and Sequa Can UK an assignment and assumption of Assumed Liabilities in the form attached hereto as Exhibit D and Stolle is delivering to Sequa Can the cash consideration specified in Section 2(d) above; (v) Sequa, Sequa Can and Stolle are executing in Brazil, through their attorneys-in-fact, the Portuguese version of the 7th Amendment to the Sequa Brazil's Articles of Incorporation in the form and content of Exhibit I-8, and as the result of which all the quotas held by Sequa and Sequa Can in Sequa Brazil's corporate capital will be transferred, on an irrevocable basis, to Stolle, along with all rights and obligation conferred upon to the quotaholders under the applicable Brazil laws, including dividends, declared or not, except if otherwise provided for in this Agreement.

(g) Preparation of Closing Statement.

(i) Within ninety (90) days after the Closing Date, Stolle will prepare and deliver to Sequa Can a statement of Sequa Can and the Sequa Can Subsidiaries dated as of the Closing Date (the "Closing Statement") which shall be prepared from the books and records maintained by Sequa Can and the Sequa Can Subsidiaries in accordance with the mutually agreed accounting instructions set forth on Exhibit E (the "Accounting Instructions"). The sole purpose of the Closing Statement contemplated by this Section 2(g) is to measure the Closing Date Net Working Capital as of the Closing Date. "Closing Date Net Working Capital" means the sum of the (A) Receivables, Inventories, Prepaids and Brazil Cash included in the Acquired Assets, less the sum of (B) Accounts Payable, Accrued Expenses and Taxes included in the Assumed Liabilities. Each Party agrees to cooperate and shall provide the other Party and its representatives with reasonable access to the books and records and relevant personnel during the preparation of the Closing Statement.

Following receipt of the Closing Statement, Sequa Can shall have a period of ninety (90) days to review the proposed Closing Statement. During such period, Stolle shall make available its accounting staff and its outside auditors to respond to any questions of Sequa Can relating to the proposed Closing Statement and will furnish to Sequa Can such workpapers and other documents and information relating to the Closing Statement as Sequa Can may request and are available to Stolle or its Affiliates. At or before the end of such ninety (90) day period, Sequa Can will either: (i) accept the proposed Closing Statement entirely, in which case the final Purchase Price Adjustment will be computed using the Closing Statement; or (ii) deliver to Stolle notice and an explanation of those items in the proposed Closing Statement that Sequa Can disputes, in which case the aggregate amounts not affected by the disputed items will be deemed to be as set forth on the proposed Closing Statement. After the end of such ninety (90) day period, Sequa Can may not introduce additional disagreements with respect to any item in the Closing Statement or increase the amount of any disagreement, and any item not so identified shall be deemed to be agreed to by Sequa Can and will be final and binding upon the Parties. Similarly, a disagreement by Sequa Can does not provide any right to Stolle to introduce any changes to the Closing Statement not directly related to the disputed item. If Sequa Can delivers the notice referred to in (ii) above, then within a period of sixty (60) days from the date of such delivery, the Parties will attempt to resolve in good faith any disputed items, and the Purchase Price Adjustment will be computed using the Closing Statement produced through such resolution. Failing such resolution, the unresolved disputed items will be referred for final binding resolution to the Independent Accounting Firm. If issues in dispute are submitted to the Independent Accounting Firm for resolution, (x) each Party will furnish to the Independent Accounting Firm such workpapers and other documents and information relating to the disputed issues as the Independent Accounting Firm may request and are available to that Party or its Affiliates (or an independent public accounting firm hired by such Party), and will be afforded the opportunity to present to the Independent Accounting Firm any material relating to the determination and to discuss the determination with the Independent Accounting Firm, (y) the determination by the Independent Accounting Firm, as set forth in a notice delivered to both Sequa Can and Stolle by the Independent Accounting Firm will be binding and conclusive on the Parties, and (z) all fees, costs and expenses of the Independent Accounting Firm shall be paid by Sequa Can and Stolle in inverse proportion to the share of disputed items determined in such Party's favor. Nothing herein shall be construed to authorize or permit the Independent Accounting Firm (i) to determine any questions or matters whatsoever under or in connection with this Agreement except for the resolution of differences between the Parties regarding the determination of the Closing Date Net Working Capital solely in accordance with the Accounting Instructions, or (ii) to resolve any such differences by making an adjustment to the Purchase Price that is outside of the range defined by amounts as finally proposed by the Parties in their respective proposed statements of the Closing Date Net Working Capital submitted in accordance with this Section 2(g).

(h) Adjustment to Purchase Price. The Purchase Price will be adjusted as follows:

(i) If the Closing Date Net Working Capital exceeds the Estimated Net Working Capital, Stolle will pay to Sequa Can an amount equal to such excess (plus interest thereon at the Applicable Rate from the Closing Date) by wire transfer or delivery of other immediately available funds within three business days after the date on which the Closing Date Net Working Capital finally is determined pursuant to Section 2(g) above.

(ii) If the Closing Date Net Working Capital is less than the Estimated Net Working Capital, Sequa Can will pay to Stolle an amount equal to such deficiency (plus interest thereon at the Applicable Rate from the Closing Date) by wire transfer or delivery of other immediately available funds within three business days after the date on which the Closing Date Net Working Capital finally is determined pursuant to Section 2(g) above.

The adjustment to the Purchase Price as set forth in Section 2(g) above and this Section 2(h) is referenced to herein as the "Purchase Price Adjustment".

(i) Allocation. The Parties agree to allocate the Purchase Price (and all other capitalizable costs) among the Acquired Assets for all purposes (including financial accounting and tax purposes) in accordance with the allocation schedule in the form of the attached Exhibit F. In connection with the Purchase Price allocation, Sequa Can and Stolle agree to prepare and file IRS Form 8594 in a timely fashion in accordance with the rules under Sections 1060 of the Code. To the extent that the Purchase Price is adjusted by the Purchase Price Adjustment, the Parties agree, if necessary, to revise and amend the schedule and IRS Forms. The determination and allocation of the Purchase Price derived pursuant to this subSection shall be binding on Sequa, Sequa Can, Sequa Can UK and Stolle for all Tax reporting purposes. For Brazilian tax purposes, Sequa and Sequa Can represent to Stolle that no capital gain has been ascertained by virtue of the sale of their equity interest in Sequa Brazil, since the portion of the Purchase Price allocated to said transaction is lower than the amount of the equity investment registered with the Brazilian Central Bank per the allocation agreed upon by the Parties and set forth in Exhibit F.

(j) Currency Conversion. All dollar amounts are United States Dollars and other currency amounts will translate into dollar amounts at the closing mid-point dollar spot rate applicable to that non-dollar currency at the close of business in New York on the Business Day preceding the date on which a payment is due or, if earlier, the Business Day preceding the date on which payment is made (and with respect to the Closing Statement, at the close of business on the Closing Date), as published in the Wall Street Journal.

3. Representations and Warranties of Sequa Can. Sequa Can represents and warrants to Stolle that the statements contained in this Section 3 are correct and complete as of the date of this Agreement, except as set forth in the disclosure schedule accompanying this Agreement (the "Disclosure Schedule"). The Disclosure Schedule is arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.

(a) Organization. Each of Sequa Can and Sequa is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

(b) Authorization of Transaction. Each of Sequa Can, Sequa Can UK and Sequa has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and the Other Agreements and to perform its obligations hereunder and thereunder. Without limiting the generality of the foregoing, the boards of directors of Sequa Can, Sequa Can UK and Sequa, as the sole stockholder of Sequa Can, have duly authorized the execution, delivery, and performance of this Agreement and the Other Agreements by Sequa Can, Sequa Can UK and Sequa. This Agreement and the Other Agreements constitute the valid and legally binding obligations of Sequa Can, Sequa Can UK and Sequa, enforceable in accordance with their terms and conditions, except as the enforceability hereof or thereof may be subject to the effect of (i) any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforceability of creditors' rights generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and the discretion of the courts in granting equitable remedies.

(c) Noncontravention. Neither the execution and the delivery of this Agreement and the Other Agreements, nor the consummation of the transactions contemplated hereby and thereby (including the assignments and assumptions referred to in Section 2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of Sequa, Sequa Can and the Sequa Can Subsidiaries is subject or any provision of the charter or bylaws of any of Sequa, Sequa Can and the Sequa Can Subsidiaries or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any of Sequa, Sequa Can and the Sequa Can Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). Except as disclosed in Section 3(c)(1) of the Disclosure Schedule, none of Sequa, Sequa Can and the Sequa Can Subsidiaries needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above).

(d) Brokers' Fees. Neither Sequa nor Sequa Can has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Stolle could become liable or obligated. None of the Sequa Can Subsidiaries has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(e) Title to Acquired Assets. Sequa Can and the Sequa Can Subsidiaries have good and marketable title to, or a valid leasehold interest in, the Acquired Assets, free and clear of all Security Interests. Without limiting the generality of the foregoing, Sequa Can and the Sequa Can Subsidiaries have good and marketable title to all of the Acquired Assets, free and clear of any Security Interest or restriction on transfer.

(f) Subsidiaries. Section 3(f) of the Disclosure Schedule sets forth for each Sequa Can Subsidiary (i) its name and jurisdiction of incorporation, (ii) the number of shares of authorized capital stock of each class of its capital stock, (iii) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof, and the number of shares held by each such holder, (iv) the number of shares of its capital stock held in treasury, and (v) its directors and officers. Each Sequa Can Subsidiary is a legal entity duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation. Each Sequa Can Subsidiary is duly authorized to conduct business and is in good standing under the laws of those jurisdictions listed in Section 3(f) of the Disclosure Schedule, and no other jurisdiction has asserted that any Sequa Can Subsidiary is required to be qualified to do business under the laws of such jurisdiction. Each Sequa Can Subsidiary has full corporate power and authority and, to Sequa Can's Knowledge, all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Sequa Can has delivered to Stolle correct and complete copies of the charter and bylaws of each Sequa Can Subsidiary (as amended to date). All of the issued and outstanding shares of capital stock of, or other equity interest in, each Sequa Can Subsidiary have been duly authorized and are validly issued, fully paid, and nonassessable. One of Sequa Can and Sequa Can Subsidiaries (or in the case of Sequa Brazil, Sequa) holds of record and owns beneficially all of the outstanding equity interests of each Sequa Can Subsidiary, free and clear of any restrictions on transfer (other than restrictions under the applicable laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require any of Sequa Can and the Sequa Can Subsidiaries (or in the case of Sequa Brazil, Sequa) to sell, transfer, or otherwise dispose of any equity interests of any of the Sequa Can Subsidiaries or that could require any Sequa Can Subsidiary to issue, sell, or otherwise cause to become outstanding any of its own equity interests (other than this Agreement). There are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to any Sequa Can Subsidiary. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of any Sequa Can Subsidiary. Except as disclosed in Section 3(f)(1) of the Disclosure Schedule, the minute books (containing the records of meetings of the stockholders, the board of directors, any committees of the board of directors, or any other body holding similar rights or performing similar functions), the stock certificate books, and the stock record books of each Sequa Can Subsidiary are correct and complete in all material respects. None of the Sequa Can Subsidiaries is in default under or in violation of any provision of its charter or bylaws. None of Sequa Can and the Sequa Can Subsidiaries controls directly or indirectly or has any direct or indirect equity participation in any corporation, partnership, trust, or other business association which is not a Sequa Can Subsidiary. The complete list of Sequa Brazil corporate documents, which is set forth in Section 3(f)(2) of the Disclosure Schedule , is true, accurate and current.

(g) Financial Statements. Section 3(g) of the Disclosure Schedule contains the following financial statements (collectively the "Financial Statements"): (i) unaudited consolidated balance sheets and statements of income and cash flow as of and for the fiscal years ended December 31, 2001, December 31, 2002, and December 31, 2003 for Sequa Can and the Sequa Can Subsidiaries; and (ii) unaudited consolidated balance sheets and statements of income and cash flow (the "August 31, 2004 Financial Statements") as of and for the eight (8) months ended August 31, 2004 (the "August 31, 2004 Month End") for Sequa Can and the Sequa Can Subsidiaries. Except as disclosed in Section 3(g) of the Disclosure Schedule, the Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly, in all material respects, the financial condition of Sequa Can and the Sequa Can Subsidiaries as of such dates and the results of operations of Sequa Can and the Sequa Can Subsidiaries for such periods, are correct and complete, in all material respects, and are prepared from the books and records of Sequa Can and the Sequa Can Subsidiaries; provided, however, that the August 31, 2004 Financial Statements are subject to normal year-end adjustments and lack footnotes and other presentation items.

(h) Events Subsequent to December 31, 2003. Except as disclosed in Section 3(h) of the Disclosure Schedule, since December 31, 2003, to Sequa Can's Knowledge, there has not been any material adverse change in the business, financial condition, operations, results of operations of any of Sequa Can and the Sequa Can Subsidiaries. Without limiting the generality of the foregoing, except as disclosed in Section 3(h) of the Disclosure Schedule, since that date:

(i) none of Sequa Can and the Sequa Can Subsidiaries has sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than in the Ordinary Course of Business;

(ii) none of Sequa Can and the Sequa Can Subsidiaries has entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either (A) involving more than One Hundred Thousand Dollars ($100,000) and which is in effect as of the Closing, or (B) outside the Ordinary Course of Business;

(iii) no party (including any of Sequa Can and the Sequa Can Subsidiaries) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than One Hundred Thousand Dollars ($100,000) to which any of Sequa Can and the Sequa Can Subsidiaries is a party or by which any of them is bound;

(iv) none of Sequa Can and the Sequa Can Subsidiaries has imposed any Security Interest upon any of its assets, tangible or intangible;

(v) none of Sequa Can and the Sequa Can Subsidiaries has made any capital expenditure (or series of related capital expenditures) either involving more than One Hundred Thousand Dollars ($100,000) or outside the Ordinary Course of Business;

(vi) none of Sequa Can and the Sequa Can Subsidiaries has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than Fifty Thousand Dollars ($50,000) or outside the Ordinary Course of Business;

(vii) none of Sequa Can and the Sequa Can Subsidiaries has issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation;

(viii) none of Sequa Can and the Sequa Can Subsidiaries has delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

(ix) none of Sequa Can and the Sequa Can Subsidiaries has accelerated the collection of any account receivables outside the Ordinary Course of Business;

(x) none of Sequa Can and the Sequa Can Subsidiaries has knowingly cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than Fifty Thousand Dollars ($50,000) or outside the Ordinary Course of Business;

(xi) none of Sequa Can and the Sequa Can Subsidiaries has granted any license or sublicense of any rights under or with respect to any Intellectual Property;

(xii) there has been no change made or authorized in the charter or bylaws of any of Sequa Can and the Sequa Can Subsidiaries;

(xiii) none of Sequa Can and the Sequa Can Subsidiaries has issued, sold, or otherwise disposed of any of its equity interests, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its equity interests;

(xiv) none of Sequa Can and the Sequa Can Subsidiaries has redeemed, purchased, or otherwise acquired any of its equity interests;

(xv) none of Sequa Can and the Sequa Can Subsidiaries has experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;

(xvi) none of Sequa Can and the Sequa Can Subsidiaries has made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

(xvii) none of Sequa Can and the Sequa Can Subsidiaries has entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

(xviii) none of Sequa Can and the Sequa Can Subsidiaries has granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

(xix) none of Sequa Can and the Sequa Can Subsidiaries has adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

(xx) none of Sequa Can and the Sequa Can Subsidiaries has made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

(xxi) none of Sequa Can and the Sequa Can Subsidiaries has made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

(xxii) to Sequa Can's Knowledge, there has not been any other act or transaction outside the Ordinary Course of Business involving any of Sequa Can or the Sequa Can Subsidiaries;

(xxiii) no new tax election has been made, or existing tax election changed, which would effect the Sequa Can Subsidiaries; and

(xxiv) none of Sequa Can and the Sequa Can Subsidiaries has committed to any of the foregoing.

(i) Legal Compliance. Except as disclosed in Section 3(i) of the Disclosure Schedule, and except with respect to the Excluded Assets and the business and operations conducted at facilities no longer used by Sequa Can or the Sequa Can Subsidiaries, as to which no representation is made, to Sequa Can's Knowledge each of Sequa Can and the Sequa Can Subsidiaries, and their respective predecessors has, since January 1, 1999 complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced (which remains pending) against any of them alleging any failure so to comply.

(j) Tax Matters.

(i) Except as disclosed in Section 3(j) of the Disclosure Schedule, to Sequa Can's Knowledge, each of Sequa Can and the Sequa Can Subsidiaries has filed all Tax Returns that it was required to file. To Sequa Can's Knowledge, all such Tax Returns were correct and complete in all material respects. All Taxes owed by any of Sequa Can and the Sequa Can Subsidiaries (whether or not shown on any Tax Return) have been or (except to the extent included on the Closing Statement) will be paid by Sequa, Sequa Can or the relevant Sequa Can Subsidiary. No claim is pending by an authority in a jurisdiction where any of Sequa Can and the Sequa Can Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the Acquired Assets of any of Sequa Can and the Sequa Can Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

(ii) Each of Sequa Can and the Sequa Can Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(k) Real Property.

(i) Section 3(k)(i) of the Disclosure Schedule sets forth the address and description of each parcel of Owned Real Property. With respect to each parcel of Owned Real Property and except as disclosed in Section 3(k)(i) of the Disclosure Schedule:

(A) Sequa Can or one of the Sequa Can Subsidiaries has good and marketable fee simple title, free and clear of all liens and encumbrances, except Permitted Encumbrances;

(B) except as set forth in Section 3(k)(i)(B) of the Disclosure Schedule, none of Sequa Can or the Sequa Can Subsidiaries has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and

(C) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.

(ii) Section 3(k)(ii) of the Disclosure Schedule sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each such Leased Real Property (including the date and name of the parties to such Lease document). Sequa Can has delivered to Stolle a true and complete copy of each such Lease document, and in the case of any oral Lease, a written summary of the material terms of such Lease. Except as set forth in Section 3(k)(ii) of the Disclosure Schedule, with respect to each of the Leases:

(A) such Lease is legal, valid, binding, enforceable and in full force and effect, except as the enforceability thereof may be subject to the effect of (i) any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforceability of creditors' rights generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and the discretion of the courts in granting equitable remedies;

(B) the transaction contemplated by this Agreement does not require the consent of any other party to such Lease and will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing, except as the enforceability thereof may be subject to the effect of (i) any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforceability of creditors' rights generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and the discretion of the courts in granting equitable remedies;

(C) none of Sequa Can's or the Sequa Can Subsidiaries' possession and quiet enjoyment of the Leased Real Property under such Lease has, since January 1, 2004, been disturbed and there are no pending or, to Sequa Can's Knowledge, threatened disputes with respect to such Lease;

(D) none of Sequa Can, the Sequa Can Subsidiaries or, to Sequa Can's Knowledge, any other party to the Lease is in breach or default under such Lease, and, to Sequa Can's Knowledge no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease;

(E) no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full;

(F) none of Sequa Can or the Sequa Can Subsidiaries owes, or will owe in the future, any brokerage commissions or finder's fees with respect to such Lease;

(G) the other party to such Lease is not an Affiliate of, and otherwise does not have any economic interest in, any of Sequa Can or the Sequa Can Subsidiaries;

(H) none of Sequa Can or the Sequa Can Subsidiaries has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof;

(I) none of Sequa Can or the Sequa Can Subsidiaries has collaterally assigned or granted any other security interest in such Lease or any interest therein; and

(J) no liens or encumbrances on the estate or interest created by such Lease have been granted by either Sequa Can or the Sequa Can Subsidiaries.

(iii) The Owned Real Property identified in Section 3(k)(i) of the Disclosure Schedule and the Leased Real Property identified in Section 3(k)(ii) (collectively, the "Real Property"), along with the Rutherford Property, comprise all of the real property used in, Sequa Can's and the Sequa Can Subsidiaries' business; and none of Sequa Can or the Sequa Can Subsidiaries is a party to any agreement or option to purchase any real property or interest therein.

(iv) All buildings, structures, fixtures, building systems and equipment, and all components thereof, including the roof, foundation, load-bearing walls and other structural elements thereof; heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems, environmental control, remediation and abatement systems; sewer, storm and waste water systems, irrigation and other water distribution systems, parking facilities, fire protection, security and surveillance systems, and telecommunications, computer, wiring and cable installations, included in the Owned Real Property (the "Improvements") have been maintained in a commercially reasonable manner and are sufficient for the operation of the Business as currently conducted thereon.

(v) There is no condemnation, expropriation or other proceeding in eminent domain, pending or to Sequa Can's Knowledge, threatened, affecting any parcel of Real Property or any portion thereof or interest therein. There is no injunction, decree, order, writ or judgment outstanding, nor any claims, litigation, administrative actions or similar proceedings, pending or, to Sequa Can's Knowledge, threatened, relating to the ownership, lease, use or occupancy of the Real Property or any portion thereof, or the operation of Sequa Can's or the Sequa Can Subsidiaries' business as currently conducted thereon.

(vi) To Sequa Can's Knowledge, the Real Property is in compliance with all applicable building, zoning, subdivision, health and safety and other land use laws, including The Americans with Disabilities Act of 1990, as amended, and all insurance requirements affecting the Real Property (collectively, the "Real Property Laws"), and the current use and occupancy of the Real Property and operation of Sequa Can's and the Sequa Can Subsidiaries' business thereon does not, to Sequa Can's Knowledge, violate any Real Property Laws. None of Sequa Can or the Sequa Can Subsidiaries has received any written notice of violation of any Real Property Law which remains uncured as of Closing and, to Sequa Can's Knowledge, there is no Basis for the issuance of any such notice or the taking of any action for such violation.

(vii) Each parcel of Real Property presently has direct vehicular and pedestrian access to a public street adjoining the Real Property, or has vehicular and pedestrian access to a public street.

(viii) All water, oil, gas, electrical, steam, compressed air, telecommunications, sewer, storm and waste water systems and other utility services or systems for the Owned Real Property have been installed and are operational and sufficient for the operation of the Business as currently conducted thereon. Each such utility service enters the Owned Real Property from an adjoining public street or valid private easement in favor of the supplier of such utility service or appurtenant to such Owned Real Property, and is not dependent for its access, use or operation on any land, building, improvement or other real property interest which is not included in the Owned Real Property.

(ix) To Sequa Can's Knowledge, all certificates of occupancy, permits, licenses, franchises, approvals and authorizations (collectively, the "Real Property Permits") of all governmental authorities, board of fire underwriters, association or any other entity having jurisdiction over the Real Property, which are required to use or occupy the Real Property or operate Sequa Can's or the Sequa Can Subsidiaries' business as currently conducted thereon have been issued and are in full force and effect. Section 3(k) of the Disclosure Schedule lists all material Real Property Permits held by any of Sequa Can and the Sequa Can Subsidiaries with respect to each parcel of Real Property. Sequa Can has delivered to Stolle a true and complete copy of all Real Property Permits. None of Sequa Can or the Sequa Can Subsidiaries has received any written notice, which remains pending, from any governmental authority or other entity having jurisdiction over the Real Property threatening a suspension, revocation, modification or cancellation of any Real Property Permit.

(x) To Sequa Can's Knowledge, the classification of each parcel of Real Property under applicable zoning laws, ordinances and regulations permits the use and occupancy of such parcel and the operation of Sequa Can's and the Sequa Can Subsidiaries' business as currently conducted thereon, and permits the Improvements located thereon as currently constructed, used and occupied. To Sequa Can's Knowledge, Sequa Can's and the Sequa Can Subsidiaries' use or occupancy of the Real Property or any portion thereof or the operation of Sequa Can's or the Sequa Can Subsidiaries' business as currently conducted thereon is not dependent on a "permitted nonconforming use" or "permitted non-conforming structure" or similar variance, exemption or approval from any governmental authority.

(xi) To Sequa Can's Knowledge, the current use and occupancy of the Owned Real Property and the operation of Sequa Can's and the Sequa Can Subsidiaries' business as currently conducted thereon do not violate any easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded agreement affecting such Owned Real Property (the "Encumbrance Documents"). None of Sequa Can or the Sequa Can Subsidiaries has received any written notice of violation of any Encumbrance Documents which have not been cured prior to Closing, and, to Sequa Can's Knowledge, there is no Basis for the issuance of any such notice or the taking of any such action for such violation.

(x) To Sequa Can's Knowledge, none of the Improvements encroach on any land which is not included in the Real Property or on any easement affecting such Real Property, or violate any building lines or set-back lines, and, to Sequa Can's Knowledge, there are no encroachments onto any of the Real Property, or any portion thereof, which encroachment would interfere with the use or occupancy of such Real Property or the continued operation of any of Sequa Can's and the Sequa Can Subsidiaries' business as currently conducted thereon.

(xi) There are no taxes, assessments, fees, charges or similar costs or expenses imposed by any governmental authority, association or other entity having jurisdiction over the Real Property (collectively, the "Real Estate Impositions") with respect to any Real Property or portion thereof which are delinquent. There is no pending or, to Sequa Can's Knowledge, threatened increase or special assessment or reassessment of any Real Estate Impositions for such parcel.

(l) Intellectual Property. Except as otherwise disclosed in Section 3(l) of the Disclosure Schedule:

(i) To Sequa Can's Knowledge, Sequa Can and the Sequa Can Subsidiaries own or possess or have the right to use pursuant to a valid and enforceable, written license, sublicense or other agreement all Intellectual Property used for the operation of the businesses of Sequa Can and the Sequa Can Subsidiaries as presently conducted. Each item of Intellectual Property owned or used by any of Sequa Can and the Sequa Can Subsidiaries immediately prior to the Closing hereunder will be owned or available for use by Stolle on identical terms and conditions immediately subsequent to the Closing hereunder.

(ii) To Sequa Can's Knowledge, none of Sequa Can and the Sequa Can Subsidiaries has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of the directors and officers (and employees with responsibility for Intellectual Property matters) of Sequa or Sequa Can and the Sequa Can Subsidiaries has, since January 1, 2001, received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that any of Sequa Can and the Sequa Can Subsidiaries must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of Sequa Can and except as listed on Section 3(l)(ii) of the Disclosure Schedule, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of any of Sequa Can and the Sequa Can Subsidiaries.

(iii) Section 3(l)(iii) of the Disclosure Schedule identifies each patent and trademark registration which has been issued to any of Sequa Can and the Sequa Can Subsidiaries with respect to any of its Intellectual Property, identifies each pending patent and trademark application which any of Sequa Can and the Sequa Can Subsidiaries has made with respect to any of its Intellectual Property, and identifies each license, sublicense, other agreement which any of Sequa Can and the Sequa Can Subsidiaries has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). Sequa Can has delivered to Stolle correct and complete copies of all such licenses, sublicenses or other agreements (as amended to date) and has made available to Stolle correct and complete copies of all patents, patent applications, trademark registrations and trademark applications as well as other written documentation evidencing ownership and prosecution (if applicable) of each such item. Section 3(l)(iii)-1 of the Disclosure Schedule also identifies any material unregistered trademark, service mark, trade name, corporate name (other than Sequa Can, Sequa Can UK or Sequa Brazil) or Internet domain name, computer software item (other than commercially available off-the-shelf software purchased or licensed for less than a total cost of One Thousand Dollars ($1,000) in the aggregate) and each material unregistered copyright used by any of Sequa Can and the Sequa Can Subsidiaries in connection with any of its businesses. With respect to each item of Intellectual Property required to be identified in Section 3(l)(iii) of the Disclosure Schedule:

(A) Sequa Can and the Sequa Can Subsidiaries own and possess all right, title, and interest in and to the patents, patent applications, trademark registrations and trademark applications, free and clear of any Security Interest or license;

(B) the item is not subject to any outstanding injunction, judgment, order, decree or ruling to which Sequa Can or the Sequa Can Subsidiaries are a party;

(C) no action, suit, proceeding, hearing or investigation of which Sequa Can has Knowledge, complaint, claim, or demand is pending or, to Sequa Can's Knowledge, is threatened against Sequa Can or the Sequa Can Subsidiaries by a third party which challenges the legality, validity, enforceability, use, or ownership of the item;

(D) no loss or expiration of the item is pending, or to Sequa Can's Knowledge, threatened, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by Sequa, Sequa Can or the Sequa Can Subsidiaries, including without limitation, a failure by Sequa, Sequa Can, or the Sequa Can Subsidiaries to pay any required maintenance fees).

(iv) Section 3(l)(iv) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that any of Sequa Can and the Sequa Can Subsidiaries uses pursuant to license, sublicense or other agreement. Sequa Can has delivered to Stolle correct and complete copies of all such licenses and sublicenses (as amended to date). With respect to each item of Intellectual Property required to be identified in Section 3(l)(iv) of the Disclosure Schedule;

(A) the license, sublicense or other agreement covering the item is legal, valid, binding, enforceable, and in full force and effect except as the enforceability hereof or thereof may be subject to the effect of (i) any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforceability of creditors' rights generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and the discretion of the courts in granting equitable remedies;

(B) to Sequa Can's Knowledge, the license, sublicense or other agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above) except as the enforceability hereof or thereof may be subject to the effect of (i) any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforceability of creditors' rights generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and the discretion of the courts in granting equitable remedies;

(C) to Sequa Can's Knowledge, Sequa Can and the Sequa Can Subsidiaries are not in breach or default, and to Sequa Can's Knowledge, no other party to the license, sublicense or other agreement is in breach or default thereunder, and to Sequa Can's Knowledge, no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(D) Sequa Can and the Sequa Can Subsidiaries have not, and to Sequa Can's Knowledge, no party to the license, sublicense or other agreement has repudiated any provision thereof;

(E) to Sequa Can's Knowledge, with respect to each sublicense, the representations and warranties set forth in subSections (A) through (D) above are true and correct with respect to the underlying license;

(F) to Sequa Can's Knowledge, the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree or ruling;

(G) no action, suit, proceeding, hearing, investigation (to Sequa Can's Knowledge), complaint, claim, or demand is pending against Sequa Can or the Sequa Can Subsidiaries or, to Sequa Can's Knowledge, has been threatened against Sequa Can or the Sequa Can Subsidiaries by a third party in writing which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

(H) none of Sequa Can and the Sequa Can Subsidiaries has granted any sublicense or similar right with respect to the license, sublicense or other agreement.

(v) To Sequa Can's Knowledge, none of Sequa Can and the Sequa Can Subsidiaries has received written notice that it infringes upon, misappropriates, or otherwise comes into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its businesses as presently conducted (including, without limitation, any demands or offers to license any Intellectual Property from any third party) have been received.

(vi) To Sequa Can's Knowledge, Sequa Can and the Sequa Can Subsidiaries have complied in all respects with and are presently in compliance in all respects with all foreign, federal, state, local, governmental (including, but not limited to, the Federal Trade Commission and State Attorneys General), administrative or regulatory laws, regulations, guidelines and rules applicable to any Intellectual Property.

(m) Tangible Assets. Sequa Can and the Sequa Can Subsidiaries own or lease all buildings, machinery, equipment, and other tangible assets used in the conduct of the Business as presently conducted. Each such tangible asset has been maintained in a commercially reasonable manner and is suitable for the purposes for which it presently is used.

(n) Contracts. Section 3(n) of the Disclosure Schedule lists the following contracts and other agreements to which any of Sequa Can and the Sequa Can Subsidiaries is a party and which are in effect as of the Closing:

(i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of One Hundred Thousand Dollars ($100,000) per annum;

(ii) any agreement (or group of related agreements) for the purchase or sale of, or any commitment for the purchase and sale of, raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a loss to any of Sequa Can and the Sequa Can Subsidiaries, or involve consideration in excess of Two Hundred Fifty Thousand Dollars ($250,000);

(iii) any agreement concerning a partnership or joint venture;

(iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

(v) any agreement with a sales representative, manufacturer's representative, distributor, dealer, broker, sales agency, advertising agency or other Person engaged in sales, distributing or promotional activities on behalf of the Business, or any agreement to act as one of the foregoing on behalf of any Person wherein the commission or fee to be paid to such agent or representative is calculated by multiplying the gross value of the products sold by the Business by more than five percent (5%);

(vi) any agreement concerning confidentiality or noncompetition;

(vii) any agreement involving any of Sequa and its Affiliates (other than Sequa Can and the Sequa Can Subsidiaries);

(viii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

(ix) any collective bargaining agreement;

(x) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of Fifty Thousand Dollars ($50,000) or providing severance benefits;

(xi) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

(xii) any agreement under which the consequences of a default or termination could have a material adverse effect on the business, financial condition, operations or results of operations of any of Sequa Can and the Sequa Can Subsidiaries as a whole; or

(xiii) any other agreement (or group of related agreements) the performance of which involves consideration in excess of One Hundred Thousand Dollars ($100,000).

With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect except as the enforceability hereof or thereof may be subject to the effect of (i) any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforceability of creditors' rights generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and the discretion of the courts in granting equitable remedies; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above) except as the enforceability hereof or thereof may be subject to the effect of (i) any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforceability of creditors' rights generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and the discretion of the courts in granting equitable remedies; (C) except with respect to any express or implied warranty with respect to any product manufactured, sold, leased, or delivered by any of Sequa Can and the Sequa Can Subsidiaries, as to which no representation is made in this clause (C), Sequa Can and the Sequa Can Subsidiaries are not in breach or default, and to Sequa Can's Knowledge, no other party is in breach or default, under the agreement, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) Sequa Can and the Sequa Can Subsidiaries have not, and to Sequa Can's Knowledge, no other party has repudiated any provision of the agreement.

(o) Powers of Attorney. Except as listed in Section 3(o) of the Disclosure Schedule, there are no outstanding powers of attorney executed on behalf of any of Sequa Can and the Sequa Can Subsidiaries.

(p) Insurance. Section 3(p) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which any of Sequa Can and the Sequa Can Subsidiaries has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past three (3) years:

(i) the name of the insurer, the name of the policyholder, and the name of each covered insured;

(ii) the policy number and the period of coverage; and

(iii) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage.

With respect to each such insurance policy: (A) to Sequa Can's Knowledge, the policy is legal, valid, binding, enforceable, and in full force and effect; (B) to Sequa Can's Knowledge, with respect to occurrence-based coverage, the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms (with respect to coverage for occurrence-based claims that occurred prior to Closing) following the consummation of the transactions contemplated hereby; (C) to Sequa Can's Knowledge, all claims covered by such policy occurring prior to the Closing have been reported to the insurers in a timely manner; (D) Sequa Can or the Sequa Can Subsidiaries are not, and to Sequa Can's Knowledge, no other party to the policy is, in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; (E) Sequa Can or the Sequa Can Subsidiaries have not, and to Sequa Can's Knowledge, no other party to the policy has repudiated any provision thereof, (F) to Sequa Can's Knowledge, the insurance carrier is not, and for the past three (3) years has not been, insolvent, and (G) the limits of such policies are not impaired. Each of Sequa Can and the Sequa Can Subsidiaries has been covered during the past five (5) years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period, and to Sequa Can's Knowledge, there is no material uninsured exposure. Section 3(p) of the Disclosure Schedule describes any self-insurance arrangements affecting any of Sequa Can and the Sequa Can Subsidiaries.

(q) Litigation. Section 3(q) of the Disclosure Schedule sets forth each instance in which any of Sequa Can and the Sequa Can Subsidiaries (i) is subject to any outstanding injunction, judgment, order, decree, as well as any ruling or charge which is not of general application or (ii) is a party or, to Sequa Can's Knowledge, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.

(r) Product Warranty Obligations. No product manufactured, sold, leased, or delivered by any of Sequa Can and the Sequa Can Subsidiaries is subject to any outstanding guaranty, warranty, or other indemnity granted by either Sequa Can or the Sequa Can Subsidiaries, beyond the applicable standard terms and conditions of sale or lease, granted by Sequa Can and the Sequa Can Subsidiaries provided that no representations or warranties are made with respect to the impact of any of the customer's order acknowledgments, standard terms and conditions and provisions which conflict with or contradict the terms and conditions granted by Sequa Can or the Sequa Can Subsidiaries and which have not been explicitly accepted by Sequa Can or the Sequa Can Subsidiaries, nor to product warranty obligations implied by law. Section 3(r) of the Disclosure Schedule includes copies of the standard terms and conditions of sale or lease for each of Sequa Can and the Sequa Can Subsidiaries (containing Sequa Can's and the Sequa Can Subsidiaries' applicable guaranty, warranty, and indemnity provisions), none of which have been materially modified since December 31, 2003. Section 3(r)(i) of the Disclosure Schedule lists all open claims with respect to such products established as open rework matters as of June 30, 2004 on which work was commenced or continuing after the expiration of the relevant warranty period. Section 3(r)(ii) of the Disclosure Schedule lists all warranty claims with respect to such products established as open rework matters as of June 30, 2004 other than those listed on Section 3(r)(i) of the Disclosure Schedule.

(s) Employees. To Sequa Can's Knowledge, no employee has any plans to terminate employment with any of Sequa Can and the Sequa Can Subsidiaries. Except as disclosed in Section 3(s) of the Disclosure Schedule, none of Sequa Can and the Sequa Can Subsidiaries is a party to or bound by any collective bargaining agreement, nor is any of them a party to any pending or, to Sequa Can's Knowledge, threatened strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. Except as disclosed in Section 3(s) of the Disclosure Schedule, to Sequa Can's Knowledge, none of Sequa Can and the Sequa Can Subsidiaries has committed any unfair labor practice. To Sequa Can's Knowledge, there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of any of Sequa Can and Sequa Can Subsidiaries. Each of the Active Employees listed in Section 3(s)(i) of the Disclosure Schedule has executed a trade secret and or proprietary rights agreement in the forms attached hereto as Exhibits O-1 through O-4 (collectively, the "Trade Secret Agreements"). No representation or warranty either express or implied is made as to whether any such Trade Secret Agreements are assignable or whether any such Trade Secret Agreements are legal, valid, binding, enforceable, and in full force and effect, and whether such will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above). Section 3(s)(ii) of the Disclosure Schedule lists all (i) the individuals that work on a daily basis or at least three (3) days a week in the facilities of Sequa Brazil as independent contractors and (ii) the sales representatives of Sequa Brazil (collectively, the "Sequa Brazil Contractors"). To Sequa Can's Knowledge, there are no legal grounds for the courts to recognize the existence of a labor relationship between Sequa Brazil and Sequa Brazil Contractors under Brazilian law. The relevant agreements executed with the Sequa Brazil Contractors are subject to certain indemnifications under Brazilian law and in the case of sales representatives, and may only be terminated at any time with penalty.

(t) Employee Benefits.

(i) Section 3(t) of the Disclosure Schedule lists each Employee Benefit Plan that any of Sequa Can and the Sequa Can Subsidiaries maintains, to which any of Sequa Can and the Sequa Can Subsidiaries contributes or has any obligation to contribute, in which any of Sequa Can and the Sequa Can Subsidiaries employees participate or with respect to which any of Sequa Can and Sequa Can Subsidiaries has any Liability.

(A) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) has, to Sequa Can's Knowledge, been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and the terms of any applicable collective bargaining agreement and, to Sequa Can's Knowledge, complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable laws.

(B) To Sequa Can's Knowledge, all required material reports and descriptions (including annual reports (IRS Form 5500), summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such Employee Benefit Plan. To Sequa Can's Knowledge, all material requirements of COBRA have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan subject to COBRA.

(C) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been made within the time periods prescribed by ERISA and the Code to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been made to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of Sequa Can and the Sequa Can Subsidiaries. All premiums or other payments due for all periods ending on or before the Closing Date have been or will be paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

(D) Each such Employee Benefit Plan which is intended to meet the requirements of a "qualified plan" under Code Section 401(a) has received a determination from the Internal Revenue Service that such Employee Benefit Plan is so qualified, and to Sequa Can's Knowledge, nothing has occurred since the date of such determination that could adversely affect the qualified status of any such Employee Benefit Plan.

(E) Sequa Can has delivered to Stolle correct and complete copies of the plan documents and summary plan descriptions.

(ii) None of Stolle, Sequa Can or any of the Sequa Can Subsidiaries will, after the closing, incur any Liability by reason of being treated as a single employer, within the meaning of either Section 4001(b) of ERISA or Section 414 of the Code, with Sequa.

(iii) None of Sequa Can and the Sequa Can Subsidiaries maintains, contributes to or has an obligation to contribute to, or has any Liability with respect to, any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated directors, officers or employees of Sequa Can or any of Sequa Can Subsidiaries (or any spouse or other dependent thereof) other than in accordance with COBRA.

(u) Guaranties. None of Sequa Can and Sequa Can Subsidiaries is a guarantor or otherwise is liable for any Liability or obligation (including indebtedness) of any other Person.

(v) Environmental, Health, and Safety Matters. Except as disclosed in Section 3(v) of the Disclosure Schedule solely with respect to the Real Property, and the Rutherford Property and the business and operations conducted thereon:

(i) To Sequa Can's Knowledge, each of Sequa Can and the Sequa Can Subsidiaries, and their respective predecessors has, since September 30, 1999, complied and is currently in compliance, in all material respects, with all Environmental, Health, and Safety Requirements.

(ii) Without limiting the generality of the foregoing, to Sequa Can's Knowledge, each of Sequa Can and the Sequa Can Subsidiaries has obtained and, since September 30, 1999, has complied with and is in material compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business; a list of all such permits, licenses and other authorizations is set forth on the attached "Environmental and Safety Permits Schedule."

(iii) Since September 30, 1999, neither Sequa Can nor the Sequa Can Subsidiaries has received any written notice or report regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental, Health, and Safety Requirements.

(iv) To Sequa Can's Knowledge, none of the following exists at either the Real Property or Rutherford Property: (1) underground storage tanks, (2) asbestos-containing material in any form or condition, (3) materials or equipment containing polychlorinated biphenyls, or (4) landfills, surface impoundments, or disposal areas.

(v) To Sequa Can's Knowledge, none of Sequa Can or the Sequa Can Subsidiaries, or their respective predecessors has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, (and to Sequa Can's Knowledge, neither the Real Property nor Rutherford Property is contaminated by any such substance) in a manner that has given or would give rise to liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Solid Waste Disposal Act, as amended ("SWDA") or any other Environmental, Health, and Safety Requirements.

(vi) To Sequa Can's Knowledge, neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any obligations on the part of Stolle or Sequa Brazil for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental, Health, and Safety Requirements.

(vii) To Sequa Can's Knowledge, no facts, events or conditions relating to the Real Property or operations of Sequa Can or the Sequa Can Subsidiaries or any of their respective predecessors will prevent, hinder or limit continued compliance with Environmental, Health, and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental, Health, and Safety Requirements, or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental, Health, and Safety Requirements, including without limitation any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

(w) Registration with the Brazilian Central Bank.

(i) (a) Sequa Can and Sequa are properly registered with the Brazilian Central Bank ("BACEN") as foreign investors and Sequa Brazil is properly registered with such government as recipient of foreign investment; (b) any and all funds remitted by Sequa and Sequa Can to Sequa Brazil as capital contribution and/or loan, if applicable, have been properly, completely and timely registered with BACEN according to the Brazilian applicable laws and regulations; (c) there is no foreign capital and/or loan pending of registration before BACEN; and (d) Sequa Brazil has all necessary and correct documents and files, including accounting documents, to support such registers in case of any questioning by BACEN. Sequa Can also represents and warrants that any and all required declaration and information required by the Brazilian applicable laws and regulations to be filed and/or registered with BACEN were properly, completely and timely effected and that such declaration and information are correct, complete and consistent with the Sequa Brazil's books and records.

(ii) any payments made between Sequa and/or Sequa Can, on one hand, and Sequa Brazil, on the other hand, including payment of dividends, interests on corporate capital ("juros sobre capital próprio"), interests, loans and any other charges or fees, were effected in compliance with the Brazilian applicable laws, including Law No. 4.131 and the exchange regulations issued by the National Monetary Board ("Conselho Monetário Nacional") and BACEN, so as that there are no legal grounds for the imposition of any penalty, of any nature, against Sequa Brazil, Sequa, Sequa Can and/or Stolle (in the case of Stolle, after the Closing) ;

(iii) (a) except as disclosed in Section 3(w)(iii) of the Disclosure Schedule, all the export and import of merchandise and products transactions carried out by Sequa Brazil were properly, timely and correctly registered with BACEN; (b) all the payments due under such type of transaction between the relevant creditors and debtors were effected with the applicable registration and Brazilian law and regulations; and (c) there are no legal grounds for any authority to impose any penalty, of any nature, to Sequa Brazil, Sequa, Sequa Can and/or Stolle (in the case of Stolle, after the Closing) in relation those export and import transactions.

(x) Backup Documents. Sequa Can has delivered to Stolle a correct and complete copy of each written agreement listed in the Disclosure Schedules (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in the Disclosure Schedules and has also delivered a correct and complete copy of each document, instrument and other items referred to in the Disclosure Schedules.

(y) Disclosure. The representations and warranties contained in this Section 3 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 3 not misleading.

4. Representations and Warranties of Stolle. Stolle represents and warrants to Sequa Can that the statements contained in this Section 4 are correct and complete as of the date of this Agreement, except as set forth in the Purchaser Disclosure Schedule. The Purchaser Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.

(a) Organization of Stolle. Stolle is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

(b) Authorization of Transaction. Stolle has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and the Other Agreements and to perform its obligations hereunder and thereunder. Without limiting the generality of the foregoing, the board of directors of Stolle has duly authorized the execution, delivery, and performance of this Agreement and the Other Agreements by Stolle. This Agreement and the Other Agreements constitute the valid and legally binding obligation of Stolle, enforceable in accordance with their respective terms and conditions, except as the enforceability hereof or thereof may be subject to the effect of (i) any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforceability of creditor's rights generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and the discretion of the courts in granting equitable remedies.

(c) Noncontravention. Neither the execution and the delivery of this Agreement, or the Other Agreements, nor the consummation of the transactions contemplated hereby or thereby (including the assignments and assumptions referred to in Section 2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Stolle is subject or any provision of Stolle's charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Stolle is a party or by which it is bound or to which any of its assets is subject. Stolle does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above).

(d) Brokers' Fees. Stolle has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Sequa or Sequa Can could become liable or obligated.

5. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

(a) General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 7 below).

(b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Business, the other Party will cooperate with the contesting or defending Party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 7 below).

(c) Transition. Sequa Can and the Sequa Can Subsidiaries will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of Sequa Can and the Sequa Can Subsidiaries from maintaining the same business relationships with Stolle after the Closing as it maintained with Sequa Can and the Sequa Can Subsidiaries. Sequa Can and the Sequa Can Subsidiaries will refer all customer inquiries relating to the business of the Business to Stolle from and after the Closing.

(d) Confidentiality. Sequa, Sequa Can and Sequa Can UK will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Stolle or destroy, at the request and option of Stolle, all tangible embodiments (and all copies) of the Confidential Information which are in its possession. In the event that any of Sequa, Sequa Can or Sequa Can UK are requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such Party will notify Stolle promptly of the request or requirement so that Stolle may, at Stolle's sole cost and expense, seek an appropriate protective order or waive compliance with the provisions of this Section 5(d). If, in the absence of a protective order or the receipt of a waiver hereunder, any of Sequa, Sequa Can or Sequa Can UK are, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, such Party may disclose the Confidential Information to the tribunal; provided, however, that such Party shall use its reasonable commercial efforts to obtain, at the reasonable request of Stolle, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Stolle shall designate. Notwithstanding the foregoing, the Parties (and each employee, representative, or other agent of the Parties) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction contemplated here, provided, however, that none of the Parties (nor any employee, representative, or other agent thereof) may disclose any information that is not necessary to understanding the tax treatment and tax structure of the transaction (including the identity of the Parties and any information that could lead another to determine the identity of the Parties) or any other information to the extent that such disclosure could result in a violation of any federal or state securities law.

(e) Non-Compete and Non-Solicitation.

(i) For a period of five (5) years, from and after the Closing Date (the "Restricted Period"), Sequa, Sequa Can and Sequa Can UK shall not, directly or indirectly through any of their respective Affiliates, engage in, participate in or make any financial investment in any Person that engages directly or indirectly in any business that competes with the Business as conducted at the Closing (a "Competitive Business"); provided, however, that nothing herein shall prohibit an aggregate investment by Sequa, Sequa Can and Sequa Can UK in less than five percent (5%) of then-outstanding equity securities (as determined at the time of the investment) in a Person. The foregoing shall not apply to a Competitive Business acquired by Sequa or any of its Affiliates, if, in the year prior to such acquisition, the net sales of such Competitive Business were less than twenty percent (20%) of the net sales of the entire acquired business. Sequa or any of its Affiliates may also acquire a Competitive Business that exceeds the threshold set forth in the immediately preceding sentence; provided that Sequa or its Affiliate, as the case may be, divests the Competitive Business within one (1) year after its acquisition. In the event of a breach of any provision of this Section 5(e) the running of the Restricted Period shall be automatically tolled (i.e., no part of the Restricted Period shall expire) from and after the date of the first such breach until such time as the breach is cured.

(ii) Neither Sequa Can nor any Affiliate of Sequa Can shall, without the written consent of Stolle, at any time during the five (5) year period immediately following the Closing Date, hire or employ any person that is an employee of the Business on the Closing Date.

(iii) The provisions of the covenants contained in this Section 5(e) shall be deemed to be separate covenants in each of the states, cities, counties, or other political subdivisions of the United States and in foreign countries. The Parties acknowledge and agree that the time, scope, and other provisions of this Section 5(e) have been specifically negotiated by sophisticated, commercial parties and specifically hereby agree that such time, scope and other provisions are reasonable under the circumstances. The Parties further agree that if, at any time, despite the express agreement of the Parties, a court of competent jurisdiction holds that any portion of this Section 5(e) is unenforceable because any of the restrictions therein are unreasonable, or for any other reason, such decision shall not affect the validity or enforceability of any of the other provisions of this Agreement, and the maximum restrictions of time or scope reasonable under the circumstances, as determined by such court, will be substituted for any such restrictions which are held unenforceable. In the event of a breach by any Party of any of the provisions of Section 5(e), the Parties acknowledge that such breach may cause irreparable damage to Stolle, the exact amount of which may be difficult to ascertain, and the remedies at law for any such breach may be inadequate. Accordingly, Stolle may be entitled, in addition to any other rights or remedies existing in their favor, to specific performance and injunctive relief in order to enforce or prevent breach of any such provisions.

(f) Right and Responsibility for Taxes.

(i) Tax Periods Ending on or Before the Closing Date. Sequa Can shall prepare or cause to be prepared and file or cause to be filed all Tax Returns covering the Business for all periods ending on or prior to the Closing Date which are filed after the Closing Date. In addition, Sequa Can shall make all Tax payments required with respect to such periods except for such Taxes as are included in the Closing Statement.

(ii) Tax Periods Beginning Before and Ending After the Closing Date. With respect to the Sequa Can Subsidiaries, Stolle shall prepare or cause to be prepared and file or cause to be filed any Tax Returns covering the Business or its successor for Tax periods which begin before the Closing Date and end after the Closing Date. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Taxable period ending on the Closing Date shall (a) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period, and (b) in the case of any Tax based on or related to income or receipts, be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date. Any credits relating to a Taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant Taxable period ended on the Closing Date.

(iii) Refunds and Tax Benefits. Any Tax refunds that are received by Stolle covering the Business or their successor, and any amounts credited against Tax to which Stolle or its successor becomes entitled, that relate to Tax periods or portions thereof ending on or before the Closing Date shall, except to the extent included on the Closing Statement, be for the account of Sequa Can, and Stolle shall pay over to Sequa Can any such refund or the amount of such credit within ten (10) days after receipt or entitlement thereto. In addition, to the extent that a claim for refund or a proceeding results in a payment or credit against Tax by a taxing authority to Stolle or its successor with respect to any liability for Tax accrued on the Closing Statement, Stolle shall pay such amount to Sequa Can within fifteen (15) days after receipt or entitlement thereto.

(iv) Cooperation on Tax Matters. Stolle, Sequa Can and their successors shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Stolle and Sequa Can agree (A) to retain all books and records with respect to Tax matters covering the Business relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Stolle or Sequa Can, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Entity and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Stolle or Sequa Can, as the case may be, shall allow the other party to take possession of such books and records.

Stolle and Sequa Can further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including but not limited to, with respect to the transaction completed hereby.)

With respect to any future claims by governmental entities arising from Tax Returns covering the Business and covering, measured by and/or including periods ending on or before the Closing Date, Sequa Can shall have the right to contest or cause Stolle to contest such claims on Sequa Can's behalf and at Sequa Can's expense. Sequa Can shall also have the right, at Sequa Can's expense, to cause Stolle to amend any of their returns, relating to the period prior to and including the Closing Date, provided that such amendment shall not be made to the extent it would reduce Stolle's Tax benefits (for example, through a reduction in Stolle's basis in its assets). Stolle shall remit to Sequa Can within a reasonable period of time any funds paid to Stolle as a result of a successful contest of such claim to the extent not included on the Closing Statement.

(v) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the sale of the Acquired Assets (including any New York State Gains Tax, New York City Transfer Tax and any similar Tax imposed in other states or subdivisions) shall be paid by Sequa Can when due, and Sequa Can will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by Law, Sequa Can will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

(vi) Tax Sharing Agreements. All tax sharing agreements or similar arrangements with respect to or involving the Sequa Can Subsidiaries shall be terminated as of the Closing Date, and after the Closing Date neither Stolle, the Sequa Can Subsidiaries, nor their respective successors shall be bound thereby or have any liability thereunder.

(vii) Withholding Taxes. Sequa Can shall indemnify Stolle for any Taxes imposed on Stolle as a result of a failure to properly withhold or pay Taxes with respect to any payment made under this Agreement.

(g) Insurance Obligations.

(i) At the Closing, Stolle is delivering to Sequa and Sequa Can a certificate of insurance on an occurrence basis in such form and amount satisfactory to Sequa as is typical and customary for a company of Stolle's size in industry, and, to the extent available on commercially reasonable terms, not less than the amounts of coverage with respect to products manufactured, sold and delivered by Stolle, both before and after the Closing, naming Sequa, Sequa Can and their respective Affiliates as additional insureds, with waiver of subrogation and contribution, with respect to all liabilities and obligations arising out of, resulting from, or relating to claims, whether founded upon negligence, breach of warranty, strict liability in tort, or other legal theory, seeking compensation or recovery for or relating to injury to person or damage to property which occurs after the Closing and arises out of or relates to products made or assembled by or services rendered by or on behalf of Sequa Can and the Sequa Can Subsidiaries and sold or serviced by or on behalf of Sequa Can or the Sequa Can Subsidiaries or a representative, agent or distributor or services rendered by Sequa Can and the Sequa Can Subsidiaries before the Closing, as well as Inventories included within the Acquired Assets, or by Stolle after the Closing. Stolle shall maintain insurance in such amounts and with such coverages as specifically identified on Exhibit G-1 attached hereto and made a part hereof for all periods from and after the Closing. Stolle shall furnish Sequa, from time to time upon request, with declarations and listings of all insurance policies required to be maintained pursuant to this Section 5(g) and shall require the carriers to furnish Sequa with written copies of any notice of expiration or termination or modification or similar notice concerning any such insurance policy.

(ii) At the Closing, Sequa is delivering to Stolle a certificate of insurance on an occurrence basis in such form and amount satisfactory to Stolle, naming Stolle and its Affiliates as additional insureds, with waiver of subrogation and contribution, with respect to all liabilities and obligations arising out of, resulting from, or relating to claims, whether founded upon negligence, breach of warranty, strict liability in tort, or other legal theory, seeking compensation or recovery for or relating to injury to person or damage to property which occurs prior to the Closing and arises out of or relates to products made or assembled by or services rendered by or on behalf of Sequa Can and the Sequa Can Subsidiaries and sold or serviced by or on behalf of Sequa Can or the Sequa Can Subsidiaries or a representative, agent or distributor or services rendered by Sequa Can and the Sequa Can Subsidiaries before the Closing. Such insurance in such amounts and with such coverages as described on Exhibit G-2 attached hereto and made a part hereof for all periods shall remain in effect from and after the Closing. Sequa has furnished Stolle with declarations and listings of all insurance policies which are in effect pursuant to this Section 5(g) and shall require the carriers to furnish Stolle with written copies of any notice of expiration or termination or modification or similar notice concerning any such insurance policy.

(iii) The respective obligations of the Parties set forth in Section 5(g)(i) and Section 5(g)(ii) above shall not in any manner modify, obviate or limit the respective obligations and rights of the Parties with respect to the Assigned Liabilities and the Excluded Liabilities.

(h) Further Conveyances and Assurances. After the Closing, Sequa, Sequa Can and Sequa Can UK will, without further cost or expense to, or consideration of any nature from, Stolle, execute and deliver, or cause to be executed and delivered, to Stolle such additional documentation and instruments, and will take such other and further actions, as Stolle may reasonably request as more completely to sell, transfer and assign to and fully vest in Stolle ownership of the Business and all of the Acquired Assets. In furtherance, and not in limitation, of the foregoing, Sequa and Sequa Can (i) represent and warrant that the 7th Amendment to the Sequa Brazil's Articles of Incorporation will be registered by the São Paulo Board of Trade as they will be executed and (ii) undertake to take any actions for such document to be properly registered, including to effect any changes in the 7th Amendment and execute any document that may be required, at any time, by the São Paulo Board of Trade.

After the Closing, Stolle will, without further cost or expense to, or consideration of any nature from, Sequa Can and Sequa Can UK, execute and deliver, or cause to be executed and delivered, to Sequa Can and Sequa Can UK such additional documentation and instruments, and will take such other and further actions, as Sequa Can may reasonably request as more completely to sell, transfer and assign to and fully vest in Stolle all of the Assumed Liabilities.

(i) Further Consents to Assignment. With respect to those consents or approvals (or effective waivers thereof) to or of assignment which are not obtained on or prior to Closing:

    the Parties will make all reasonable efforts to obtain such consent, approval (or an effective waiver thereof);

    if the Parties are unable to obtain such consent or approval, or an effective waiver thereof, then, with respect to the contract, lease, license, permit, approval or other item of which such consent or approval of or to the effective assignment is requested by Stolle at or after the Closing, (i) this Agreement shall not constitute or be deemed to be an assignment or an agreement to assign such item if an attempted assignment without such consent, approval, or an effective waiver thereof, would constitute a breach of or default under such item or create in any party thereto the right or power to cancel or terminate such item, and (ii) Sequa Can will provide or cause to be provided to Stolle the benefit of Sequa Can's rights under or pursuant to such item, including enforcement (at Stolle's sole cost and expense) of any and all rights of Sequa Can, as the case may be, against any other Person (including any Governmental Authority) as Stolle may request; provided, however, that neither Sequa Can nor Stolle shall be obligated to incur any additional cost or expense unless expressly agreed to in writing, such agreement to be in each Party's sole discretion; and

    neither Party will be obligated to pay consideration (other than costs of providing the benefit of such item as described in Section 5(i)(ii)) in order to obtain any consent or approval, or an effective waiver thereof, unless otherwise agreed by the Parties in writing, each in its sole discretion. The Parties will cooperate in obtaining any required consent or approval, or an effective waiver thereof, pursuant to an economic arrangement satisfactory to the Parties.

(j) Access. For a period of seven (7) years following the Closing or such other period as required by applicable law, rule or regulation, Stolle will retain all business, financial and other records of Sequa Can relating to the Business which are included in the Acquired Assets. During such period, Stolle will afford authorized representatives of Sequa Can reasonable access to all of such records at reasonable times and during normal business hours upon prior reasonable notice at the principal business office of the Business, or as directed by Stolle at such other location or locations at which such business records may be stored or maintained from time to time, and will permit such representatives to make abstracts from, or copies of, any of such records, or to obtain temporary possession of any thereof as may be reasonably required by Sequa Can at Sequa Can's sole cost and expense. During such period, Stolle will, at Stolle's expense, reasonably cooperate with Sequa Can in furnishing information, evidence, testimony and other reasonable assistance in connection with any action, proceeding or investigation relating to the Business prior to the Closing.

(k) Use of Trademark and Trade Names. Notwithstanding anything to the contrary in this Agreement, Stolle, after the Closing, may continue to use "Sequa," and the stylized logo of each such entity (a) in Internet domain names, displays, signage and postings for six (6) months after the Closing Date, to the extent such Internet domain names, displays, signage or postings exist on the Closing Date, (b) with respect to all existing contracts for the term of such contracts, (c) for a period of one (1) year, to state the Business' former affiliation with Sequa or its Affiliates, and (d) to the extent the trade names, trademarks, service marks or logos of any of Sequa or its Affiliates appear on stationary, packaging materials, supplies or inventory on hand as of the Closing or on order at the time of the Closing, until such is exhausted. Stolle agrees to change the name of Sequa Brazil as soon as practicable after the Closing, but, in any event, within three (3) months of the Closing Date.

(l) Administration of Accounts.

    All payments and reimbursements made in the ordinary course by any Person in the name of or to Sequa Can or the Sequa Can Subsidiaries to the extent in connection with or arising out of the Acquired Assets or the Assumed Liabilities received after the Closing shall be held by Sequa Can in trust for the benefit of Stolle and, immediately upon receipt by Sequa Can or any of its Affiliates, as the case may be, of any such payment or reimbursement, Sequa Can shall pay over to Stolle the amount of such payment or reimbursement without right of set-off.

    All payments and reimbursements made in the ordinary course by any Person in the name of or to Stolle or its Affiliates, to the extent in connection with or arising out of the Excluded Assets or the Excluded Liabilities received after the Closing shall be held by Stolle or its Affiliates, as the case may be, in trust for the benefit of Sequa Can and Sequa, and, immediately upon receipt of any such payment or reimbursement, Stolle shall pay to Sequa Can and Sequa the amount of such payment or reimbursement without right of set-off.

(m) CADE Approval, Competition Law Filings and Consents. In accordance with Brazilian law, the transactions contemplated by this Agreement must be submitted for the approval of the Administrative Council of Economic Defense (Conselho Administrative de Defesa Econômica), the Brazilian antitrust agency ("CADE") within 15 (fifteen) Business Days after the Closing Date. The Parties agree that Stolle shall be responsible for the submittal and following up of the procedure before CADE, and that each of Sequa and Sequa Can shall fully and timely cooperate with Stolle as reasonably required for this purpose, which cooperation shall include providing all of their respective data and information as may be required, as well as timely presenting any relevant documents that Stolle may reasonably request for such purpose.

The Parties agree that , in the event that after the Closing, CADE determines to disapprove the transactions as contemplated by this Agreement, then, in such event, Stolle will be required to dispose of the Quotas, without any Liability whatsoever to Sequa or Sequa Can.

Sequa and Sequa Can shall be given the opportunity to participate in any and all dialogue that occurs with the Brazilian authorities in making the determination relating to the CADE approval.

In connection with the transactions contemplated by this Section 5(m), Stolle and Sequa Can shall each pay one-half of the filing and translations fees and each Party shall pay its respective legal counsel fees.

(n) UK Transition Matters. The inventory of Sequa Can UK which is included in the Acquired Assets is located at the facilities of an Affiliate of Sequa, MEGTEC Systems, Ltd. ("MEGTEC") located at Unit 4, Bell Business Centre, Bell Street, Maidenhead, Berks, SL61BR, England. Stolle agrees to remove all such inventory, at Stolle's sole cost and expense, within one hundred twenty (120) days following the Closing. Stolle shall bear all risk of damage or loss to such inventory prior to its removal. The two Sequa Can UK employees who are being offered employment by Stolle as of the Closing Date, shall be entitled to continue to use their offices at MEGTEC for a period of up to one hundred twenty (120) days after the Closing. Sequa shall be entitled to charge, on behalf of MEGTEC, and Stolle will pay Sequa the monthly fully loaded amounts for such storage and office space and those other services set forth in Section 5(n) of the Disclosure Schedule in such amounts as were charged by MEGTEC to Sequa Can and/or Sequa Can UK on a monthly basis during calendar year 2004.

(o) Petty Cash. Stolle shall, within fifteen (15) days after the Closing, reimburse Sequa Can for the Petty Cash.

(p) American Express Cards. Within twenty (20) days after the Closing, Stolle will deliver to Sequa those corporate American Express Cards held in the names of Transferring Employees, all of whom are listed in Section 5(p) of Disclosure Schedule, and will reimburse Sequa, within fifteen (15) days of demand by Sequa, for any and all charges incurred on such American Express Cards after the Closing which have not otherwise been paid by the Transferring Employees.

6. Deliveries at Closing.

(a) Obligations of Stolle. The obligation of Stolle to consummate the transactions to be performed by them in connection with the Closing has been subject to satisfaction of the following conditions on the Closing Date:

(i) Sequa and Sequa Can have executed and delivered to Stolle the 7th Amendment to Sequa Brazil`s Articles of Incorporation as provided for in Section 2(e);

(ii) Sequa Can, the Sequa Can Subsidiaries, and Stolle have received those authorizations, consents, and approvals of third parties (other than landlords) listed in Exhibit H;

(iii) the relevant parties have entered into certain agreements in form and substance as set forth in Exhibits I-1 through I-10 attached hereto and the same are in full force and effect;

(iv) Stolle has received from counsel to Sequa Can and Sequa Can UK an opinion in form as set forth in Exhibit J attached hereto, addressed to Stolle, and dated as of the Closing Date;

(v) Stolle has received the resignations, effective as of the Closing, of those directors and officers of the Sequa Can Subsidiaries set forth on Exhibit K;

(vi) all actions to be taken by Sequa, Sequa Can and Sequa Can UK in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated have been reasonably satisfactory in form and substance to Stolle;

(vii) Sequa Can and the Sequa Can Subsidiaries have obtained and delivered to Stolle those written consents for the assignment of (a) each of the Leases, and, where requested by Stolle's lender, a waiver of landlord liens, collateral assignment of lease or leasehold mortgage from the landlord or other party whose consent thereto is required under such Lease (the "Lease Consents"), with those parties listed on Exhibit L;

(viii) Sequa Can and the Sequa Can Subsidiaries have delivered to Stolle a non-foreign affidavit dated as of the Closing Date and in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Internal Revenue Code so that Stolle is exempt from withholding any portion of the Purchase Price thereunder (the "FIRPTA Affidavit");

(ix) Stolle has obtained the Title Insurance Policies for the Real Property in the form of Exhibit M;

(x) Stolle has entered into an Employment Agreement in form attached as Exhibit N with Robert Mayone; and

(xi) Sequa and/or Sequa Can has entered into Trade Secret Agreements in the form of Exhibit S-1 with each non-union Transferring Employee listed in Exhibit S-2.

(b) Obligations of Sequa and Sequa Can. The obligation of Sequa, Sequa Can and Sequa Can UK to consummate the transactions to be performed by them in connection with the Closing has been subject to satisfaction of the following conditions on the Closing Date:

(i) Sequa Can has received the Purchase Price;

(ii) Sequa Can, the Sequa Can Subsidiaries, and Stolle have received those other authorizations, consents, and approvals of governments and governmental agencies referred to in Exhibit H;

(iii) the relevant parties shall have entered into side agreements in form and substance as set forth in Exhibits I-1 through I-10 and the same shall be in full force and effect;

(iv) Sequa Can has received from counsel to Stolle an opinion in form and substance as set forth in Exhibit P attached hereto, addressed to Sequa Can, and dated as of the Closing Date;

(v) all actions to be taken by Stolle in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby have been reasonably satisfactory in form and substance to Sequa Can; and

(vi) Sequa has received a Termination Agreement and Release in form attached as Exhibits Q-1 and Q-2 from George (Gus) Reall and Robert J. Mayone in connection with the Key Management Employment Contracts.

7. Employees

(a) Employees From and After the Closing

    Section 7(a)(i) of the Disclosure Schedule identifies each of the individuals who are active Employees of Sequa Can and the Sequa Can Subsidiaries on the Closing Date including two (2) employees in the United Kingdom and one (1) employee in Belgium who are nominally employed by Affiliates of Sequa Can but who perform services for Sequa Can and the Sequa Can Subsidiaries (collectively, the "Active Employees"). Active Employees are defined as either actively at work, on vacation or on sick leave (other than leave covered under the Family and Medical Leave Act of 1993 ("FMLA")) as of the Closing Date.

    Section 7(a)(ii) of the Disclosure Schedule identifies each of the individuals who are Employees of Sequa Can and the Sequa Can Subsidiaries on the Closing Date and who are on layoff with contractual recall rights, on workers' compensation, on other leave with contractual recall rights or legal reinstatement rights such as military leave or leave covered by FMLA or on short-term disability leave (whether or not due to occupational injury or disease) (collectively, the "Non-Active Employees").

    Stolle shall, as of Closing, make employment available, or retain in employment with respect to Active Employees of Sequa Brazil, each of the Active Employees on terms and conditions substantially comparable in the aggregate to those in effect immediately prior to Closing (each of the Active Employees that, as of the Closing, becomes an employee of Stolle or remains an employee of Sequa Brazil is referred to as a "Transferring Employee", and the Closing Date shall be the "Effective Employment Date" with respect to such Transferring Employees).

    Non-Active Employees as of the Closing shall remain Non-Active Employees of Sequa Can or the Sequa Can Subsidiaries until such employees return from their leave of absence or are released to return to work by such employees' medical physicians (the date of such return shall be the "Effective Employment Date" with respect to such Non-Active Employees).

    Stolle shall offer employment to, or cause Sequa Brazil to retain in employment, on terms and conditions substantially comparable in the aggregate to those in effect immediately prior to Closing, each individual who as of the Closing is a Non-Active Employee, upon such employee's return from his or her leave of absence or release to return to work by such employee's medical physician. Each such employee who accepts such offer or whose employment is retained shall then become an employee of Stolle or the Sequa Brazil and shall then also be referred to as a Transferring Employee.

    If an Active Employee declines Stolle's offer of employment, such Active Employee shall not be deemed a Transferring Employee and such Active Employee's employment shall be terminated by Sequa Can (or, in the case of Active Employees of Sequa Brazil, Sequa Brazil) (each such employee, a "Non-Transferring Employee"), and Stolle shall assume no Liability with respect to such Non-Transferring Employee except as expressly provided in Section 7(a)(vi) of the Disclosure Schedule.

    Except to the extent reflected in the Closing Statement, Sequa Can shall be responsible for all wages, salaries, deferred compensation, payroll taxes and supplemental unemployment benefits and any other amount due to the Transferring Employees, including those of Sequa Brazil, under any applicable laws of any jurisdiction and/or collectively bargaining agreements, but only to the extent arising out of the employment of the Transferring Employees prior to their respective Effective Employment Dates.

    To the extent reflected in the Closing Statement, Stolle shall be responsible for all wages and salaries, deferred compensation, payroll taxes and supplemental unemployment benefits arising out of the employment of Transferring Employees by Sequa Can and the Sequa Can Subsidiaries prior to their respective Effective Employment Dates.

    Stolle shall be responsible for all vacations, holiday and sick pay arising out of employment of the Transferring Employees by Sequa Can and the Sequa Can Subsidiaries prior to their respective Effective Employment Dates.

    Stolle shall be responsible for all wages, salaries, performance bonuses, vacation, sick leave, deferred compensation, severance benefits, supplemental unemployment benefits and all employee benefits arising out of the employment of the Transferring Employees by Stolle after their respective Effective Employment Dates.

    For a period of twelve (12) months following the Closing, Stolle shall provide to the Transferring Employees severance benefits no less favorable than those provided by Sequa Can and the Sequa Can Subsidiaries in accordance with their respective plans in effect as of the Closing Date as listed in Section 7(a)(xi) of the Disclosure Schedule.

    Sequa Can shall be responsible for all performance bonuses (management incentive compensation plans) arising out of employment of the Transferring Employees by Sequa Can and the Sequa Can Subsidiaries prior to their respective Effective Employment Dates.

(b) 401(k) Plans

    Stolle has established a Tax-qualified, defined contribution plan (the "Stolle 401(k) Plan") that shall provide for credits for purposes of eligibility and vesting for service with Sequa Can for the Transferring Employees.

    All Transferring Employees as of the Closing shall be fully vested in their account balances under the Sequa Corporation 401(k) Plan (the "Sequa 401(k) Plan") and all Transferring Employees shall be entitled in accordance with the terms of the Sequa 401(k) Plan to (i) an immediate distribution of their account balances, (ii) maintain such amounts in the Sequa 401(k) Plan if greater than Five Thousand Dollars ($5,000), or (iii) rollover their respective account balances directly to Stolle's 401(k) Plan. In the event that in accordance with Section 7(b)(iii), any Transferring Employee elects to rollover his or her respective account balances, including outstanding loan balances, to Stolle's 401(k) Plan, then, as soon as administratively feasible after election has been made, Sequa shall cause distribution of the participant's entire account to be made from the Sequa 401(k) Plan and rolled into Stolle's 401(k) Plan.

    To the extent of any rollover of employees respective account balances to Stolle's 401(k) Plan, Stolle's 401(k) Plan shall assume the benefit liabilities to the participant with respect to such Transferring Employees and neither Sequa nor the Sequa 401(k) Plan shall have any further obligation or responsibility with respect to such benefit liabilities, which shall be considered for all purposes as having been satisfied as a result of such rollover. Nothing herein shall be construed to limit the right of Stolle to amend or revise Stolle's 401(k) Plan in any respect or to terminate Stolle's 401(k) Plan following Closing.

(c) Welfare Benefits.

    For a period of not less than twelve (12) months, from and after their respective Effective Employment Dates, Stolle shall provide, and in the case of Sequa Brazil, cause it to provide, group health benefits to each of the Transferring Employees and their eligible dependents under Stolle's Welfare Plans that are economically comparable in the aggregate to those provided to the Transferring Employees and their eligible dependents immediately prior to Closing, provided, however, that Stolle's Welfare Plans (i) shall have no exclusion for pre-existing conditions in any medical or dental plan; (ii) shall apply any deductible incurred under Sequa Can's and Sequa Can Subsidiaries' medical and dental plans to any applicable deductible under Stolle's medical and dental plans; and (iii) shall recognize service with Sequa Can as service with Stolle for purposes of group welfare plans and service-based policies and procedures.

    Except as otherwise provided in this Section 7, or otherwise reflected or reserved in the Closing Statement, Sequa Can shall pay, or shall cause to be paid, in accordance with the terms of any applicable Benefit Plan:

            any and all covered claims of every nature and description relating to any covered medical and dental expenses incurred by the Transferring Employees or their covered dependents prior to their respective Effective Employment Dates; and

            any and all sickness and accident benefits, and disability benefits, for any continuous period of disability or incapacity (as defined in the applicable plan) of a Transferring Employee that commenced prior to their respective Effective Employment Dates.

    Except as otherwise reflected or reserved in the Closing Statement, Sequa and Sequa Can shall indemnify and hold Stolle harmless from and against:

            any and all Adverse Consequences arising out of or in connection with any claims incurred in connection with any medical and dental expenses by the Transferring Employees and their covered dependents prior to their respective Effective Employment Dates;

            any and all Adverse Consequences arising out of or in connection with any and all occupational disease claims arising out of or relating to the employment by Sequa Can of any Transferring Employee prior to their respective Effective Employment Dates;

            any and all Adverse Consequences arising out of or in connection with any and all sickness, accident, life insurance and disability benefits claims, with respect to any illness, accident, injury or death of the Transferring Employees and their covered dependents occurring prior to their respective Effective Employment Dates; and

    Stolle shall indemnify and hold Sequa and Sequa Can harmless from and against:

            any and all Adverse Consequences arising out of or in connection with any claims incurred in connection with any medical and dental expenses by the Transferring Employees and their covered dependents after their respective Effective Employment Dates;

            any and all Adverse Consequences arising out of or in connection with any and all occupational disease claims arising out of or relating to the employment by Stolle of any Transferring Employee after their respective Effective Employment Dates; and

            any and all Adverse Consequences arising out of or in connection with any and all sickness, accident, life insurance and disability benefits claims, with respect to any illness, accident, injury or death of the Transferring Employees and their covered dependents occurring after their respective Effective Employment Dates.

            any and all Adverse Consequences arising out of or in connection with any plant closing or mass layoff of employees or arising out of or relating to the requirement of giving notice to employees pursuant to the Worker Adjustment Retraining and Notification Act of 1988, as amended, and any state or local requirement.

(v) Sequa Can shall be responsible for and bear the entire cost and expense of all workers' compensation claims arising out of the employment of (i) the Transferring Employees prior to their respective Effective Employment Dates, and (ii) all employees of Sequa Can and its Affiliates other than the Transferring Employees or their covered dependents prior to and after the Closing.

(vi) Stolle shall be responsible for and bear the entire cost and expense of all workers' compensation claims arising out of the employment of the Transferring Employees after their respective Effective Employment Dates.

(d) Stock Options and Restricted Stock. Sequa shall retain the obligations and liabilities arising out of grants of stock options with respect to Sequa stock and grants of restricted shares of Sequa to certain Employees.

(e) Exposure to Hazardous Materials. Sequa Can shall be liable for any workers' compensation or other claim relating to an occurrence or exposure to Hazardous Materials, including Exposure Liabilities, in the workplace prior to the Closing and Stolle shall be liable for any workers' compensation or other claim relating to an occurrence or exposure to Hazardous Materials, including Exposure Liabilities, in the workplace occurring after the Closing. If a workers' compensation or other claim arises in connection with a "continuing" occurrence or exposure to Hazardous Materials, including Exposure Liabilities, in the workplace before and after the Closing, the liability of Stolle and Sequa Can for such claim shall be determined by applicable law or in the absence of applicable law on an equitable basis, taking into account, with limitation, the respective period of exposure with Sequa Can and Stolle.

(f) Sequa Brazil's Employees. For the purpose of this Agreement, Sequa Brazil Contractors shall not be Transferring Employees; provided, however, Stolle and Sequa Brazil shall be solely responsible for any and all Liabilities arising out of or relating to terminating the Sequa Brazil Contractors after Closing.

8. Remedies for Breaches of This Agreement.

(a) Survival of Representations and Warranties. All of the representations and warranties of Sequa Can contained in Section 3 of this Agreement shall, except as provided below, survive the Closing and continue in full force and effect for a period of two (2) years thereafter. The representations and warranties of Sequa Can contained in Section 3(k)(iv) and Section 3(m) shall survive until sixty (60) days after the Closing. The representations and warranties of Sequa Can contained in Section 3(j) (Tax Matters) and Section 3(v) (Environmental, Health and Safety Matters) shall survive until thirty (30) days after the expiration of the applicable statute of limitations (taking into account tolling periods and other extensions). All of the representations and warranties of Sequa Can contained in Section 3(a) (Organization of Sequa Can), Section 3(b) (Authorization of Transaction), Section 3(c) (Noncontravention), Section 3(d) (Broker's Fees) and Section 3(e) (Title to Acquired Assets) shall survive the Closing and continue in full force and effect forever thereafter. Notwithstanding the foregoing, in the event that, prior to the expiration of the applicable survival period with respect to any representation or warranty of Sequa Can contained in this Agreement, any third party alleges facts that, if true, would mean that Sequa Can has breached such representation and warranty, the survival period for such representation and warranty shall be extended until the Third Party Claim with respect to such allegation is settled in accordance with Section 8(d) or a final judgment with respect thereto is entered by a court of competent jurisdiction. All of the representations and warranties of Stolle contained in Section 4(a) (Organization of Stolle), Section 4(b) (Authorization of Transaction), Section 4(c) (Noncontravention) and Section 4(d) (Broker's Fees) shall survive the Closing and continue in full force and effect forever thereafter.

(b) Indemnification Provisions for Benefit of Stolle.

(i) In the event Sequa Can breaches any of its representations, warranties, and covenants contained in this Agreement, and, if there is an applicable survival period pursuant to Section 8(a) above, provided that Stolle makes a written claim for indemnification against Sequa Can pursuant to Section 8(g) below within such survival period, then Sequa Can and Sequa agree to indemnify Stolle from and against the entirety of any Adverse Consequences Stolle may suffer through and after the date of the claim for indemnification (including any Adverse Consequences Stolle may suffer after the end of any applicable survival period) but only to the extent resulting from, arising out of, directly relating to or to the extent caused by the breach; provided, however, that Sequa Can and Sequa shall not have any obligation to indemnify Stolle from and against any Adverse Consequences to the extent resulting from, arising out of, directly relating to or to the extent caused by the breach of any representation or warranty of Sequa Can and Sequa contained in Section 3(f)-(x) above until Stolle has suffered Adverse Consequences by reason of all such breaches in excess of a Five Hundred Thousand Dollar ($500,000) aggregate deductible (after which point Sequa Can and Sequa will be obligated to indemnify Stolle from and against further such Adverse Consequences) and, provided further, that the obligations of Sequa Can and Sequa under this Section 8(b)(i) with respect to Adverse Consequences to the extent resulting from, arising out of, directly relating to or to the extent caused by, the breach of any representation or warranty of Sequa Can and Sequa contained in Section 3 above shall be limited to Seven Million Five Hundred Thousand Dollars ($7,500,000), except to the extent such Adverse Consequences result from fraud by Sequa Can or Sequa.

(ii) Sequa Can and Sequa agree to indemnify Stolle from and against the entirety of any Adverse Consequences Stolle may suffer resulting from, arising out of, or caused by:

(A) any Liability of Sequa Can and the Sequa Can Subsidiaries which is not an Assumed Liability (including any Liability of Sequa Can and the Sequa Can Subsidiaries (prior to Closing) that becomes a Liability of Stolle or Sequa Brazil under any bulk transfer law of any jurisdiction, under any common law doctrine of de facto merger or successor liability, under Environmental, Health, and Safety Requirements, or otherwise by operation of law);

(B) except for any Taxes included in the Closing Statement, which will be the responsibility of Stolle, any Liability for unpaid Taxes with respect to any Tax year or portion thereof ending on or before the Closing Date (or for any Tax year beginning before and ending after the Closing Date to the extent allocable to the portion of such period beginning before and ending on the Closing Date);

(C) any Liability for the unpaid Taxes of any Person (including Sequa Can and Sequa Can Subsidiaries) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise; or

(D) any Liability for the unpaid Taxes of Sequa Brazil arising out of the matters disclosed in Section 3(j) of the Disclosure Schedule.

(c) Indemnification Provisions for Benefit of Sequa and Sequa Can.

(i) In the event Stolle breaches any of its representations, warranties, and covenants contained in this Agreement, and, if there is an applicable survival period pursuant to Section 8(a) above, provided that Sequa or Sequa Can makes a written claim for indemnification against Stolle pursuant to Section 8(g) below within such survival period, then Stolle agrees to indemnify Sequa and Sequa Can from and against the entirety of any Adverse Consequences Sequa and Sequa Can may suffer through and after the date of the claim for indemnification (including any Adverse Consequences Sequa and Sequa Can may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or alleged breach).

(ii) Stolle agrees to indemnify Sequa and Sequa Can from and against the entirety of any Adverse Consequences Sequa or Sequa Can may suffer to the extent resulting from, arising out of, relating to, in the nature of, or caused by any Liability which is an Assumed Liability.

(d) Matters Involving Third Parties.

(i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against the other Party (the "Indemnifying Party") under this Section 8, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

(ii) The Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

(iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 8(d)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

(iv) In the event any of the conditions in Section 8(d)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), (B) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (C) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 8.

(v) This Section 8(d) shall also apply to any third party notification addressed to Sequa Brazil to the extent that the corresponding Third Party Claim gives right to Stolle to be indemnified under this Agreement.

(e) Characterization of Indemnification Payments. Those indemnification payments under this Section 8 which pertain to the Acquired Assets or Assumed Liabilities shall be deemed adjustments to the Purchase Price.

(f) Other Indemnification Provisions. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law, right, remedy or defense any Party may have for or with respect to any breach of representation, warranty, or covenant (including without limitation any such remedy arising under Environmental, Health, and Safety Requirements) with respect to Sequa Can, the Business, or the transactions contemplated by this Agreement, including, without limitation, any right, remedy or defense of offset or deduction.

(g) Indemnification Limitation on Real Property. Notwithstanding anything contained in this Agreement to the contrary, if there is any defect or deficiency in title to the Owned Real Estate or the title to the leasehold interest in the Leased Real Property, and such Real Property is the subject of title insurance, Sequa and Sequa Can shall have no liability to Stolle whatsoever on account of any representation or warranty contained herein with respect to title to such Real Property or any deficiency therein to the extent that such title insurance provides Stolle or its assignee with an insurance recovery in respect of such defect or deficiency in title, and Stolle shall be obligated to diligently use all commercially reasonable efforts in pursuing a claim for such insurance recovery.

(h) Indemnification Based Upon Net Damage. The obligation of either Sequa, Stolle or Sequa Can to pay losses to the other shall be reduced by the net value, after all costs, fees and expenses of collection, of any proceeds of insurance from or claims, cross-claims or counterclaims against any Person that is not an Affiliate, as a direct result of the event giving rise to the claim for indemnification provided, however, that if any such proceeds have not been realized at the time losses are paid, then the Party making such payment shall be subrogated, to the extent of such payment, to the rights of the Party receiving such payment against such Person.

(i) Knowledge Defense. Nothing contained in this Agreement shall waive, modify or limit the rights of the Parties to avail themselves of any defense under applicable law that the other Party or Parties had Knowledge of the existence of a misrepresentation or breach of warranty on the part of the other Party or Parties prior to Closing.

9. Miscellaneous.

(a) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its best efforts to advise the other Party prior to making the disclosure).

(b) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(c) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

(d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that Stolle may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates, (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Stolle nonetheless shall remain responsible for the performance of all of its obligations hereunder), and (iii) make a collateral assignment of certain rights hereunder and subject to certain limitations, offsets and defenses, all as provided in the Collateral Assignment in the form of the attached Exhibit R .

(e) Counterparts. This Agreement is being executed in two original counterparts, each of which shall be deemed an original but both of which together constitute one and the same instrument.

(f) Headings. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(g) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:
If to Sequa, Sequa Can or Sequa Can UK:
Sequa Corporation
200 Park Avenue
New York, NY 10166
Attn: John J. Quicke, Vice Chairman & Executive Officer

Copy to:
Sequa Corporation
1310 Papin Street - Third Floor
St. Louis, Missouri 63103
Attn: John J. Dowling III, Senior Associate General Counsel

If to Stolle:
Stolle Machinery Company, LLC
6949 South Potomac Street
Centennial, CO 80112
Attn: David Groetsch, President
Copies to:
American Industrial Partners
551 Fifth Avenue, Ste 3800
New York, NY 10176
Attn: Kim Marvin, Managing Director
-and-
Katten Muchin Zavis Roseman
1025 Thomas Jefferson St, NW
East Lobby,
Washington, DC 20007-5201
Attn: Terrance L. Bessey, Partner

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

(h) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

(i) Consent to Jurisdiction. Except as otherwise set forth herein, each of the Parties hereby irrevocably consents and agrees that any action, suit or proceeding arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or any related document, or for recognition and enforcement of any judgment in respect of such a disagreement, dispute, controversy or claim (for purposes of this Section 9(i), a "Legal Dispute") shall be brought for determination solely to the exclusive jurisdiction of the courts of the State of New York located in New York City, Borough of Manhattan or the Federal District Court, Southern District of New York, New York City, Borough of Manhattan. The Parties agree that, after a Legal Dispute is before a court as specified in this Section 9(i) (or as specified in Section 9(o)) and during the pendency of such Legal Dispute before such court, all actions, suits or proceedings with respect to such Legal Dispute or any other Legal Dispute, including, without limitation, any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. The Parties irrevocably and unconditionally waive all right to trial by jury in any Legal Dispute (whether based on contract, tort or otherwise) arising our of or relating to this Agreement or the Other Agreements or their performance under or the enforcement of this Agreement or the Other Agreements. Each of the Parties hereby waives, and agrees not to assert, as a defense in any Legal Dispute that such Party is not subject thereto or that such Legal Dispute may not be brought or is not maintainable in such court or that such Party's property is exempt or immune from execution, that the Legal Dispute is brought in an inconvenient forum or that the venue of Legal Dispute is improper. Each Party agrees that a final judgment in any Legal Dispute described in this Section 9(i) (or Section 9(o)) after the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable laws.

(j) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Stolle and Sequa Can. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(l) Expenses. Each of Stolle, Sequa, Sequa Can and the Sequa Can Subsidiaries will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

(m) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

(n) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

(o) Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

(p) Disclaimers.

    Of Sequa and Sequa Can. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES IN Section 3, NEITHER SEQUA, SEQUA CAN NOR ANY OF THEIR RESPECTIVE AFFILIATES IS MAKING ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER WITH RESPECT TO THE BUSINESS, THE ACQUIRED ASSETS OR THE ASSUMED LIABILITIES. WITHOUT LIMITING THE FOREGOING AND EXCEPT TO THE EXTENT INCLUDED WITHIN THE REPRESENTATIONS OR WARRANTIES CONTAINED IN Section 3 OR IN THE OTHER AGREEMENTS, SEQUA AND SEQUA CAN MAKE NO REPRESENTATION OR WARRANTY REGARDING: (A) ANY FINANCIAL STATEMENTS, BUDGETS, LONG RANGE PLANS, STRATEGIC PLANS, MARKET ANALYSIS, FORECASTS, PROJECTIONS, OPINIONS AND SIMILAR MATERIALS PREPARED OR FURNISHED BY SEQUA, SEQUA CAN OR THEIR RESPECTIVE AFFILIATES WITH RESPECT TO THE BUSINESS, THE ACQUIRED ASSETS AND THE ASSUMED LIABILITIES, (B) FUTURE PROSPECTS, INCOME POTENTIAL, OPERATING EXPENSES, USES, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, (C) THE CONDITION OR SAFETY OF THE REAL PROPERTY AND THE IMPROVEMENTS THEREON, INCLUDING, BUT NOT LIMITED TO, PLUMBING, SEWER, HEATING AND ELECTRICAL SYSTEMS, ROOFING, AIR CONDITIONING, FOUNDATIONS, SOILS AND GEOLOGY, LOT SIZE, OR SUITABILITY OF THE REAL PROPERTY AND THE IMPROVEMENTS FOR A PARTICULAR PURPOSE, (D) WHETHER THE APPLIANCES, IF ANY, PLUMBING OR UTILITIES ARE IN WORKING ORDER, (E) THE HABITABILITY OR SUITABILITY FOR OCCUPANCY OF ANY STRUCTURE AND THE QUALITY OF ITS CONSTRUCTION, (F) THE FITNESS OF ANY PERSONAL PROPERTY OR FIXTURE, (G) WHETHER THE IMPROVEMENTS ARE STRUCTURALLY SOUND OR IN GOOD CONDITION, OR (H) THE IMPACT, FINANCIAL AND OTHERWISE, OF NOT OBTAINING CONSENTS AS REQUIRED BY THE TERMS AND CONDITIONS OF THE ASSIGNED CONTRACTS.

    Of Stolle. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES IN Section 4 AND IN THE OTHER AGREEMENTS, NEITHER STOLLE NOR ANY OF ITS AFFILIATES IS MAKING ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER.

* * * * *

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

STOLLE MACHINERY COMPANY, LLC a Delaware limited liability company
By: AIP/SMC HOLDINGS, INC.,
a Delaware corporation,
its Managing Member

__________________________
Name: Dino Cusumano
Title: Vice President

SEQUA CAN MACHINERY, INC. By: __________________________
Name: John J. Dowling III
Title: Vice President

SEQUA CAN MACHINERY, LIMITED By: __________________________
Name:
Title:

SEQUA CORPORATION By: __________________________
Name: John J. Dowling III
Title: Senior Associate General Counsel